<u>Number 26 of the Register of Deeds for 2024</u>

Transacted

in Frankfurt/Main

on this 2 April 2024

Before me, the undersigned Notary

in the district of the Higher Regional Court of Frankfurt am Main

Dr. Jochen N. Schlotter

with official offices in
Neue Mainzer Straße 2-4,
60311 Frankfurt/Main,

appeared today at my offices:

(1) Lai Fuk Sang,
born on 1 April 1978,
with business address at Kantaras Investments PTE. LTd., 10 Anson Road, #03-05, International Plaza, Singapore 079903,

acting on the basis of a power of attorney for and on behalf of

Kantaras Investments PTE. Ltd.,
a Limited Private Company governed by the Laws of Singapore and having its registered address at 10 Anson Road, #03-05, International Plaza, Singapore 079903, registered with the Accounting and Corporate Regulatory Authority (ACRA) of Singapore under registration number 201103109H.

(2) Evelin Moini,
born on 18 May 1991,
with business address at Noerr Partnerschaftsgesellschaft mbB, Börsenstraße 1, 60313 Frankfurt am Main,

acting on the basis of a power of attorney dated 17 March 2024 for and on behalf of

1. **Lakeland Global Safety, Ltd.**,
a corporation incorporated and existing under the laws of the United Kingdom, with its registered office at Units 9-10 Jetpark, Jetpark Way, 244 Main Road, Newport, East Yorkshire, United Kingdom, registered with the Companies House under CRN 14490669;

2. **Lakeland Industries, Inc.**
a corporation incorporated and existing under the laws of Delaware, USA, with its registered office at Corporation Trust Center 1209 Orange Street, Wilmington, Delaware, USA 19801, registered with the State of Delaware, USA, Department of State: Division of Corporations No. 2089758.

The above powers of attorney ad. (1) and (2) together with the certificates of representation were presented as pdf-copies only. The Participants ad. (1) and (2) promised to submit the corresponding originals to the Notary without undue delay but does not assume any personal liability in this regard.

The Participants were identified by presenting valid official picture identification.

The Participants requested this Deed to be notarized in the English language. The Notary who is in adequate command of the English language satisfied himself in the discussions held with the Participants that they speak and understand the English language sufficiently well to understand the meaning and consequences of the declarations made by them in this Deed. The Notary instructed the Participants about their right to demand the translation of this Deed by an interpreter. The Participants waived this right.

The Notary asked the Participants regarding a prior involvement according to Sec. 3 para. (1) s. 1 No. 7 of the German Notarisation Act (*Beurkundungsgesetz*). After having been instructed by the Notary the Participants and the Notary answered this question in the negative.

The Participants declared that the Notary may electronically store their personal data contained in this Deed and may process such data for the purposes necessary to execute and consummate the transaction recorded herein below.

Upon questioning by the notary, the Participants declared that they, respectively the parties represented by them, are acting for their own account.

Thereupon, the Participants requested the notarization of the following:

Share Sale and Purchase Agreement
regarding
LHD Group Deutschland GmbH

attached as **Exhibit** to this Deed.

To the extent that in this Deed (including its Exhibit and Annex 10) reference is made to Annexes and Schedules that are not attached to this Deed, such reference relates to the Annexes and Schedules notarized in Deed no. 101/2024 of the Notary Dr. Tobias Kilian on 2 April 2024 (**"Reference Deed"**). Reference is made (*verweisen*) to the Reference Deed, the original of which was available for inspection prior to and during today's notarization. The Notary instructed the Participants about the legal consequences of the reference, in particular that the Annexes and Schedules attached to the Reference Deed will be treated as if they were attached to this Deed. The Participants declared that they were familiar with the contents of the Reference Deed and waived their right to have it read aloud and attached to this Deed.

The Notary informed, that

1. according to the German Limited Liability Companies Act (GmbHG) the Purchaser is liable for outstanding or repaid shares and any outstanding or repaid contributions in cash or in kind,

2. all agreements have to be completely and correctly notarized and that any agreements that are not notarized may render the entire agreement invalid,

3. all parties - independent from the stipulations concerning the cost burden for this Deed - are liable for all taxes, court fees and notarial fees,

4. the Notary was not instructed to provide tax advice and has not provided tax advice.

* * * * *

This notarial Deed including the Exhibit and its Annex 10 was read aloud to the Participants, approved by the Participants, and thereafter signed by the Participants and by the Notary in their own hands as follows:

Lai Fuk Sang

Evelin Moini

DR. JOCHEN N. SCHLOTTER NOTAR IN FRANKFURT AM MAIN

Dr. Jochen N. Schlotter
Notary

SHARE SALE AND PURCHASE AGREEMENT

REGARDING

LHD GROUP DEUTSCHLAND GMBH

SHARE SALE AND PURCHASE AGREEMENT

between

(1) **Kantaras Investments Pte. Ltd.**, a corporation incorporated and existing under the laws of Singapore, with company seat in Singapore and registered under No. 201103109H,

– the "**Seller**" –

and

(2) **Lakeland Global Safety, Ltd.**, a corporation incorporated and existing under the laws of the United Kingdom, with its registered office at Units 9-10 Jetpark, Jetpark Way, 244 Main Road, Newport, East Yorkshire, United Kingdom, registered with the Company House with U.K. CRN 14490669,

– the "**Purchaser**" –

as well as

(3) **Lakeland Industries, Inc.**, a corporation incorporated and existing under the laws of Delaware, USA, with its registered office at Corporation Trust Center 1209 Orange Street, Wilmington, Delaware, USA 19801, registered with the State of Delaware, USA Department of State: Division of Corporations No. 2089758,

– the "**Guarantor**" –

– the Seller, the Purchaser and the Guarantor together the "**Parties**", provided that the Guarantor shall only be considered a Party for the purposes of Sections 20, 21 and 22 –

TABLE OF CONTENTS

INDEX OF DEFINITIONS

LIST OF ANNEXES

LIST OF SCHEDULES

PREAMBLE

(A) The total registered share capital (*Stammkapital*) of LHD Group Deutschland GmbH, a limited liability company (*Gesellschaft mit beschränkter Haftung*) under the laws of Germany, with registered seat Wesseling, Germany, and registered with the commercial register (*Handelsregister*) of the local court (*Amtsgericht*) of Cologne, Germany, under HRB 74883 (the "**Company**") amounts to EUR 1,500,000.00 (in words: one million five hundred thousand Euro) and is divided into one (1) share in the nominal amount of EUR 1,500,00.00 (in words: one million five hundred thousand Euro) and with the serial number 1 in the most recent list of shareholders entered into the commercial register and dated 1 June 2016, a copy of which is attached hereto for information purposes as **Annex (A)** (such share and, in any event, all shares in the Company held by the Seller on the Closing Date, the "**Share**"). The Seller is the sole shareholder of the Company.

(B) The Company together with the Target Subsidiaries (as defined below) produces clothing items and protective equipment (the "**Business**").

(C) The Company is the sole shareholder of LHD Group Australia Pty Ltd – which is the sole shareholder of LHD Group Hong Kong Ltd. (LHD Group Hong Kong Ltd. and LHD Group Australia Pty Ltd together the "**Target Subsidiaries**"; the Target Subsidiaries and the Company together, the "**Target Companies**"), LHD Group France S.A.S. ("**LHD France**"), Jas AG ("**Jas AG**") and Guido Maria Kretschmer Corporate Fashion GmbH ("**GMK GmbH**"; GMK GmbH, LHD France and Jas AG together, the "**Carve Out Subsidiaries**").

(D) Before the Scheduled Closing Date, the Company has transferred all shares in the Carve Out Subsidiaries to certain purchasers pursuant to the Pre-Closing Reorganization described in Section 7.

(E) The Seller intends to sell and transfer to the Purchaser, and the Purchaser intends to purchase and acquire from the Seller, the Share subject to the terms and conditions of this agreement (the "**Agreement**"; such sale and transfer, the "**Transaction**").

NOW, THEREFORE, the Parties agree as follows:

1. Sale and Transfer of the Share

1.1 Sale and Purchase of the Share

The Seller hereby sells the Share to the Purchaser, and the Purchaser hereby purchases the Share from the Seller, upon the terms and conditions of this Agreement.

1.2 Assignment of the Share

Subject to the conditions precedent (*aufschiebende Bedingungen*) of (i) the payment of the BNI Repayment Amount in accordance with Section 2.2.1, (ii) the payment of the KfW Repayment Amount in accordance with Section 2.6.1, and (iii) the payment of the Closing Payment Amount in accordance with Section 3.4.1, the Seller hereby assigns (*tritt ab*) the Share to the Purchaser. The Purchaser hereby accepts the assignment. The assignment of the Share shall include all ancillary rights and claims pertaining to the Share. For the avoidance of doubt, the respective conditions precedent of the first sentence of this Section 1.2 shall be deemed satisfied, if the Seller has waived in accordance with Section 8.5.2 a Closing Action pursuant to Section 8.5.1c) through 8.5.1e).

1.3 Economic Effect

The Share is sold to the Purchaser with economic effect (*wirtschaftlicher Wirkung*) as of Closing Date, 24:00 hrs CEST / the day following the Closing Date, 00:00 hrs CEST (the "**Effective Date**"), with all rights and obligations pertaining thereto, including the right to receive all profits of the Company for the current fiscal year of the Company and for any of the previous fiscal years to the extent they have not been distributed prior to or on the Effective Date. Section 101 of the German Civil Code (*Bürgerliches Gesetzbuch* – "**BGB**") shall not apply.

1.4 Share Transfer Consent

The shareholders' meeting (*Gesellschafterversammlung*) of the Company has consented to the sale and transfer of the Share in accordance with section 11 of the Company's articles of association. A copy of the shareholders' resolution is attached hereto for information purposes as **Annex 1.4**.

2. Repayment of Financing

2.1 Financing Agreements; Collateral

2.1.1 As of the Closing Date, the Company is party to the loan agreements, cash advances, bank guarantees and letters of credit concluded with PT Bank Negara Indonesia (Persero), Tbk. London ("**BNI**") as shown in **Annex 2.1.1** (the "**Financing Agreements**").

2.1.2 The Financing Agreements are secured as listed in **Annex 2.1.2** (the "**Collateral**").

2.1.3 The Seller shall procure that the Company informs BNI, without undue delay (*unverzüglich*), but in any event within three (3) days during which banks are open in Cologne, Germany and London, England for full normal working hours (each such day a "**Business Day**"), after the last Closing Condition has been satisfied or duly waived in accordance with Section 8.2 (the "**Notification**

Date"), of (i) such satisfaction or waiver of the Closing Conditions and (ii) the Scheduled Closing Date by notification (the "**BNI Repayment Notification**").

2.1.4 The Seller shall procure that within three (3) Business Days after the receipt of the BNI Repayment Notification by BNI, BNI will issue a pay-off letter, substantially in the form as attached hereto as **Annex 2.1.4** (the "**BNI Pay-Off Letter**"), setting out the total amount (including accrued interest, costs, cash collateral) owed by the Company under the Financing Agreements as of the Scheduled Closing Date (the "**BNI Repayment Amount**") as well as of the next Business Day thereafter.

2.1.5 BNI has agreed and confirmed in writing (the "**BNI Release Agreement**") that (i) BNI has no further claims against the Company or the Target Subsidiaries under or in connection with the Financing Agreements upon receipt of the BNI Repayment Amount on the BNI's Account, and (ii) the Collateral granted to BNI under the Financing Agreements is released in full upon receipt of the BNI Repayment Amount on the BNI's Account. An executed copy of the BNI Release Agreement is attached hereto for information purposes as **Annex 2.1.5**.

2.2 Payment of the BNI Repayment Amount

2.2.1 On the Scheduled Closing Date, the Purchaser shall pay the BNI Repayment Amount to the bank account of BNI set out in the BNI Pay-Off Letter ("**BNI's Account**").

2.2.2 Immediately after the receipt of the BNI Repayment Amount on BNI's Account, the Seller shall deliver to the Purchaser a bank payment confirmation by BNI confirming the ocurrence of Effective Time as defined in the BNI Release Agreement, substantially in the form attached hereto as **Annex 2.2.2** (the "**BNI Repayment Confirmation**").

2.3 Indemnity regarding Financing Agreements and Collateral

The Seller hereby undertakes to indemnify and hold harmless the Company (or any successor) or, at the Purchaser's sole discretion, the Purchaser from and against any direct claims, damages, liabilities, or losses, together with all costs and expenses (including attorneys' and other professional advisor fees and out-of-pocket expenses) arising from or incurred by the Company or the Purchaser as a consequence of or in connection with the Financing Agreements or the Collateral.

2.4 Shareholder Loans

The Seller has claims against the Company for repayment of shareholder loans amounting to about EUR 3,133,000.00 (in words: three million one hundred thirty-three thousand Euro) as of 31 December 2023 (the "**Shareholder Loan**"). The Seller will procure that, as of the Scheduled Closing Date, all claims for repayment of the Shareholder Loans will have ceased to exist (e.g., by way of set-off agreement (*Vergleichsvereinbarung*), waiver or contribution (*Einlage*)) and thus will not be considered Debt of the Company.

2.5 KfW Loan

2.5.1 As of the Closing Date, the Company is party to the loan agreement concluded with Commerzbank Aktiengesellschaft ("**Commerzbank**") as

shown in **Annex 2.5.1** (the "**KfW Loan**"). The liabilities of the Company under the KfW Loan amount to in total to EUR 650,000.00 (in words: six hundred fifty thousand Euro) as of 31 December 2023.

2.5.2 On or before the Notification Date Seller shall use reasonable efforts to procure from Commerzbank a written pay-off letter (the "**KfW Pay-Off Letter**") setting out and confirming the total amount (including accrued interest and costs) owed by the Company under the KfW Loan as of the Scheduled Closing Date (the "**KfW Repayment Amount**") as well as of the next Business Day thereafter, or otherwise notify the Purchaser of such KfW Repayment Amount.

2.6 Payment of the KfW Repayment Amount

2.6.1 On the Scheduled Closing Date, the Purchaser shall pay the KfW Repayment Amount to the bank account of Commerzbank set out in the KfW Pay-Off Letter ("**Commerzbank's Account**") or otherwise notified by Seller to Purchaser five (5) Business Days prior to the Scheduled Closing Date.

2.6.2 Immediately after the receipt of the KfW Repayment Amount on the Commerzbank's Account, the Seller shall deliver to the Purchaser a bank payment confirmation by Commerzbank (the "**KfW Repayment Confirmation**").

3. Purchase Price

3.1 Purchase Price Calculation

3.1.1 The purchase price for the Sold Share (the "**Purchase Price**") is

a) EUR 15,400,000.00 (in words: fifteen million four hundred thousand Euro) (the "**Base Amount**")

b) increased by the aggregate amount of Cash of the Target Companies as of the Effective Date (the "**Effective Date Cash**")

c) reduced by the aggregate amount of Debt of the Target Companies as of the Effective Date (the "**Effective Date Debt**")

d) and further:

i) reduced by the aggregate amount by which the Net Working Capital of the Target Companies as of the Effective Date (the "**Effective Date Net Working Capital**") is *less than* the amount of EUR 3,791,000 (in words: three million seven hundred ninety-one thousand Euro) (the "**Target Net Working Capital**") (such amount, the "**Effective Date Net Working Capital Shortfall**"), or

ii) increased by the aggregate amount by which the Effective Date Net Working Capital of the Target Companies is *greater than* the Target Net Working Capital (such amount the "**Effective Date Net Working Capital Excess**").

3.1.2 "**Cash**", "**Debt**" and "**Net Working Capital**" shall have the meaning set forth in **Annex 3.1.2**.

3.2 Preliminary Purchase Price

Not less than three (3) Business Days prior to the Scheduled Closing Date, the Seller shall deliver to the Purchaser Seller's good faith estimates of the Purchase Price (including an estimate of Effective Date Cash, Effective Date Debt and Effective Date Net Working Capital) pursuant to Section 3.1.1. Purchaser shall promptly review the Seller's estimates of such amounts and the Parties agree to discuss in good faith any comments or questions that Purchaser may have with respect to such estimates. The aggregate amount of the Purchase Price as estimated by Seller, adjusted to the extent the Parties agree in good faith to reflect any discussions between the Parties is referred to herein as the "**Preliminary Purchase Price**".

3.3 Holdback

3.3.1 The Purchaser shall hold back from the Preliminary Purchase Price an amount equal in total to EUR 1,000,000.00 (in words: one million Euro) (the "**Holdback Amount**") until the lapse of eighteen (18) months following the Closing Date (the "**Holdback Period**"). The Holdback Amount shall serve as security for any claims of the Purchaser against the Seller under or in connection with this Agreement, including (i) any claims to settle any negative difference pursuant to Section 5.3, (ii) any Purchaser Claims, (iii) any Tax Indemnification Claims, and (iv) any indemnification claims of the Purchaser under Sections 2.3, 7.1.2 and 15 (together the "**Holdback Claims**").

3.3.2 The Purchaser is entitled to offset (*verrechnen*) any Holdback Claim with the Seller's claim for the release of the Holdback Amount, provided that:

a) the Parties agree that such Holdback Claim exists;

b) in case of any Holdback Claim pursuant to Section 5.3, such Holdback Claim is validly based on Final Effective Date Documents; or

c) in case of any Holdback Claim other than a Holdback Claim pursuant to Section 5.3, such Holdback Claim has been adjudicated (*festgestellt*) by an arbitral award (*Schiedsspruch*) in accordance with Section 22.8 or a settlement agreement (*Vergleich*).

The Parties agree that the Purchaser may, but shall not be obligated to, offset (*verrechnen*) and take payment from the Holdback Amount for any claims, including any Adjustment Amount that becomes due and payable under Section 5.3.

3.3.3 After the expiration of the Holdback Period (the "**Release Date**"), the Purchaser shall pay to the Seller the Holdback Amount, <u>less</u>:

a) the amount of any Holdback Claim validly offset (*verrechnet*) in accordance with Section 3.3.2;

b) the amount of any Holdback Claim pursuant to Section 5.3, which the Purchaser has raised before the Release Date and is still unresolved as of the Release Date because the Effective Date Documents have not yet become final and binding upon the Parties in accordance with Section 6.5; and/or

c) the amount of any Holdback Claim other than a Holdback Claim pursuant to Section 5.3, which the Purchaser has raised before the Release Date and in respect to which the Purchaser has initiated arbitral proceedings pursuant to Section 22.8 at the Release Date.

3.4 Closing Payment Amount

3.4.1 On the Scheduled Closing Date, the Purchaser shall pay the Preliminary Purchase Price *minus* (i) the BNI Repayment Amount, (ii) the KfW Repayment Amount and (ii) the Holdback Amount (the "**Closing Payment Amount**") to the Seller's Account.

3.4.2 Immediately after the receipt of the Closing Payment Amount on the Seller's Account, the Seller shall deliver a bank confirmation (the "**Closing Payment Confirmation**") on the Scheduled Closing Date to the Purchaser.

4. Rules for Payment

4.1 Modes of Payment

Except as expressly provided otherwise herein, any payments under or in connection with this Agreement shall be made in Euro by wire transfer of immediately available funds, free of bank and other charges. Any such payment shall be deemed made only upon unconditional crediting of the amount payable (without deduction of any costs or charges) to the relevant bank account.

4.2 Accounts

4.2.1 All payments owed by the Purchaser to the Seller under or in connection with this Agreement shall be paid to the following bank account:

Account Holder: Guido Maria Kretschmer Corporate Fashion GmbH

Bank: Sparkasse Münsterland Ost, Germany

IBAN: **** **** **** ****

BIC: WELADED1MST

unless otherwise agreed and unless the Seller has notified to the Purchaser in writing (email being sufficient) no later than five (5) Business Days prior to the respective due date of such payment another bank account, in which case the respective payment has to be made to such bank account (the "**Seller's Account**").

4.2.2 All payments owed by the Seller to the Purchaser under or in connection with this Agreement shall be paid to the following bank account of the Purchaser:

Account Holder: Lakeland Industries, Inc.

Bank: Bank of America, N.A., 222 Broadway, New York, New York USA 10038

IBAN: **** **** **** ****

BIC: BOFAUS3N

unless the Purchaser has notified to the Seller in writing (email being sufficient) no later than five (5) Business Days prior to the respective due date of such payment another bank account, in which case the respective payment has to be made to such bank account (the "**Purchaser's Account**").

4.3 No Set-Off; No Right of Retention

Unless explicitly provided otherwise in Section 3.3.2, neither Party shall be entitled (i) to offset (*verrechnen*) or set off (*aufrechnen*) any rights or claims it may have against any rights or claims the respective other Party under or in connection with this Agreement, or (ii) to refuse to perform its obligation under this Agreement on the grounds that it has a right of retention (*Zurückbehaltungsrecht*), unless the rights or claims to be set-off or the right of retention (*Zurückbehaltungsrecht*) have been acknowledged (*anerkannt*) in writing by the respective other Party or have been established by a final and binding decision (*rechtskräftig festgestellt*) of a competent court (*Gericht*) or arbitral tribunal (*Schiedsgericht*).

4.4 Default Interest

Except as provided otherwise herein, each Party shall pay interest on any amount becoming due (*fällig*) and payable (*zahlbar*) to the other Party under or in connection with this Agreement as from (and including) the respective due date until (but excluding) the day of actual payment at a rate of eight (8) percent per annum. The Parties agree that the Scheduled Closing Date shall serve as a due date in the meaning of section 286 para. 2 no. 1 BGB and that no further due notice shall be required. The right to claim further default-related damages shall remain unaffected.

4.5 Calculation of Interest

Interest for any amounts due under or in connection with this Agreement shall be calculated on the basis of actual days elapsed and a 360-day year.

4.6 Value Added Tax (VAT)

The Purchase Price is a net amount that does not include any amount in respect of VAT. It is the Parties' mutual understanding that the transactions contemplated in this Agreement are either not subject to VAT or exempt from VAT, and no Party shall waive with respect to any of the transactions hereunder any exemption from VAT. If the Seller breaches this obligation as set forth in the preceding sentence, the Purchase Price shall already include any VAT and, at the Purchaser's sole discretion, the Seller shall fully compensate and/or indemnify the Purchaser from any VAT liability and Purchaser's expenses due to such breach.

5. Determination of Final Purchase Price; Adjustment Mechanism

5.1 Following the determination of the Effective Date Accounts, the Parties agree that the amount paid for the Share as preliminary consideration shall be subject to upward or downward adjustment as set forth in the Final Purchase Price Calculation (as defined in Section 5.2).

5.2 On the basis of the Effective Date Accounts, the Purchaser shall prepare a calculation of the Purchase Price explicitly setting forth (i) the Effective Date Cash, (ii) the Effective Date Debt, (iii) the Effective Date Net Working Capital, (iv) the Effective Date Net Working Capital Shortfall or Effective Date Net Working Capital Excess (as the case may be), (v) the Purchase Price, as well as (vi) the amount by

which the Purchase Price is greater than or less than the Preliminary Purchase Price (the "**Adjustment Amount**") (such calculation, the "**Final Purchase Price Calculation**"; the items (i) through (vi), the "**Adjustment Data**"; the Adjustment Data together with the Effective Date Accounts and the Final Purchase Price Calculation, the "**Effective Date Documents**"); it being understood that no item shall be taken into account twice for the purposes of calculations made in accordance with this Section 5.2.

5.3 To the extent the Purchase Price is less than the Preliminary Purchase Price, the Seller shall pay such Adjustment Amount to the Purchaser. To the extent the Purchase Price exceeds the Preliminary Purchase Price, the Purchaser shall pay such Adjustment Amount to the Seller. The Adjustment Amount shall be paid by the respective Party within ten (10) Business Days of the Adjustment Amount becoming final and binding pursuant to Section 6.5.

5.4 If any payment or other performance is made by the Seller to the Purchaser or by the Purchaser to the Seller in respect of any claim under or in connection with this Agreement, the payment or, in case of a non-financial performance, its financial value shall be treated as an adjustment of the Purchase Price.

6. Effective Date Accounts

6.1 The Purchaser shall provide to the Seller a consolidated balance sheet of the Target Companies as of the Effective Date and a consolidated profit and loss statement of the Target Companies for the period as from 1 January 2024 through the Effective Date in accordance with this Section 6 (the "**Effective Date Accounts**") within forty (40) days of the Closing Date.

6.2 The Effective Date Accounts shall be prepared in the English language in accordance with, taking first priority, German GAAP (*HGB*) and, taking second priority, formal and material accounting consistency, in particular by exercising the valuation principles as well as all options to capitalize or to include items on the liability side (*Aktivierungs- und Passivierungswahlrechte*) consistently with past practice. The Effective Date Accounts shall be audited by a nationally recognized accounting firm of Purchaser's choosing.

6.3 Without undue delay upon their completion, the Purchaser shall submit the Effective Date Documents in accordance with Section 5.2 to the Seller for review. The Seller may raise objections to the Effective Date Documents within one (1) month of receipt of the Effective Date Documents from the Purchaser by providing the Purchaser with a written statement of objections, specifying in reasonable detail the grounds for the objections and the Seller's view on the respective disputed amounts.

6.4 Dispute Settlement in Case of Objections to Effective Date Documents

6.4.1 In case of any objections to the Effective Date Documents duly and timely made, the Parties shall attempt to settle the disagreement in good faith. If the Parties cannot settle the disagreement within one (1) month following the day on which objections pursuant to Section 6.3 were received by the Purchaser (the "**Day of Receipt**"), the Parties shall agree on a Neutral Auditor (the "**Neutral Auditor**"), which shall be one of the "big four" accountants. If the Parties cannot agree on such Neutral Auditor within ten (10) Business Days after the respective request for such designation, a suitable Neutral Auditor of international reputation and standing shall be appointed by the German Institute of Accountants (*Institut der Wirtschaftsprüfer in Deutschland e.V.*) at the request of either Party and after due consideration of the proposals and comments by

the Parties. In case the Parties agreed on a Neutral Auditor, or the German Institute of Accountants appoints the Neutral Auditor, the Parties shall execute an engagement letter with the respective Neutral Auditor without undue delay. The Neutral Auditor shall use every reasonable effort to determine the matter in dispute after consideration of the proposals and comments by the Parties with legally binding effect.

6.4.2 The Parties shall make available to the Neutral Auditor the Effective Date Documents, the Seller's objections thereto and any other information requested by the Neutral Auditor. The Seller shall provide the Neutral Auditor with a briefing paper as to the disputed matters within ten (10) Business Days after the engagement of the Neutral Auditor and shall simultaneously provide a copy of such briefing paper to the Purchaser. The Purchaser shall have the opportunity to provide a response to the Neutral Auditor within ten (10) Business Days of receiving the Seller's briefing paper, a copy of which shall be simultaneously provided to the Seller. To the extent that the Seller or the Purchaser so request, the Neutral Auditor shall give the Parties the opportunity to present their arguments orally at a joint hearing. The Parties shall use commercially reasonable efforts to cause the Neutral Auditor to issue a reasoned report setting forth the final determination of the subject of the dispute within forty-five (45) Business Days from the receipt by the Neutral Auditor of the Purchaser's response to the Seller's briefing paper, or, if the Purchaser does not respond, receipt of the Seller' briefing paper. Neither Party shall have any *ex parte* communication with the Neutral Auditor, unless provided otherwise in this Section 6.4.2.

6.4.3 The Neutral Auditor shall act as an expert (*Schiedsgutachter*), not as an arbitrator (*Schiedsrichter*).

6.4.4 The Neutral Auditor shall review the objections made to the Effective Date Documents and, unless jointly instructed otherwise by the Parties, shall limit its decision to the Adjustment Data (and the underlying information) in dispute. For the avoidance of doubt, in respect of any monetary amounts in dispute, the decisions of the Neutral Auditor shall be limited by the positions taken by the Parties (i.e., if, for instance, the Purchaser's view on Effective Date Cash is 80 and the Seller's position is 100, the decision of the Neutral Auditor has to range between 80 and 100 but cannot be 79 or 101). In making its determinations and decision, the Neutral Auditor shall be limited to such information provided by either the Purchaser or the Seller in accordance with Section 6.4.2 as parties to the expert review procedure (*Beibringungsgrundsatz*).

6.4.5 Otherwise and to the extent the Effective Date Documents are not in dispute between the Parties, the Effective Date Documents shall be binding upon the Neutral Auditor. Adjusting events (*wertaufhellende Tatsachen*) shall be considered by the Neutral Auditor if and to the extent they emerged prior to or on the Day of Receipt; adjusting events shall not be considered if they emerged after the Day of Receipt.

6.4.6 The Neutral Auditor's final determination and decision shall be a final and binding third-party decision (within the limits set forth in section 319 of the German Civil Code) and shall not be subject to any appeal or judicial or arbitrational review.

6.4.7 In respect of the costs for the Neutral Auditor, section 91 of the German Code of Civil Procedure (*Zivilprozessordnung – ZPO*) shall apply accordingly.

6.4.8 For the avoidance of doubt, the language of any proceedings and communications in connection with the Effective Date Accounts shall be English, unless otherwise agreed in writing (email being sufficient). Documentary evidence existing only in the German language may be provided if accepted by the Neutral Auditor.

6.5 Final Effective Date Documents

The Effective Date Documents (including the Final Purchase Price Calculation and thereby the Purchase Price and the Adjustment Amount) shall become final and binding upon the Parties as follows:

6.5.1 if the Seller has not duly and timely asserted objections in accordance with Section 6.3 or the Purchaser receives written notification from the Seller before the expiry of the objection period in which it confirms its consent to the Effective Date Documents, in accordance with the content of the Effective Date Documents prepared by the Purchaser; or

6.5.2 if the Parties reach an agreement on the objections asserted, in accordance with the content of such agreement; or

6.5.3 if the Neutral Auditor bindingly decides upon the Effective Date Documents, in accordance with the content of such decision.

The Effective Date Documents that have become final and binding pursuant to this Section 6.5 shall be referred to as the "**Final Effective Date Documents**".

6.6 Any costs for the preparation of the Effective Date Documents (including auditors' fees) shall be split equally between the Seller (50 percent) and the Purchaser (50 percent), unless otherwise provided for in this Agreement or agreed in writing (email being sufficient). Each Party shall bear the costs of its own review of, and preparation of objections to, the Effective Date Documents; it being understood that the costs for any convenience translation of any document shall be borne by the Party requesting such translation.

6.7 The Parties shall use commercially reasonable efforts to cooperate with each other and, if applicable, with the Neutral Auditor, with regard to the preparation, review, agreement or determination of the Effective Date Documents. The Purchaser shall procure that, after the Effective Date, the Seller and its representatives are, upon reasonable advance notice and during usual working hours, given full access to, and are allowed to make copies of, any information they in their discretion require to review and verify the Effective Date Documents.

7. Seller's Pre-Closing Obligation

7.1 Pre-Closing Reorganization

7.1.1 General Concept

The Parties agree that on the Closing Date, (i) the Target Companies shall hold no participations in and shall not be party to any agreements with the Carve Out Subsidiaries or any of their affiliates, and (ii) neither the Purchaser nor the

Target Companies have any liabilities vis-à-vis the Carve Out Subsidiaries. For this purpose, the Seller shall procure that the steps set forth in **Annex 7.1.1** (the "**Pre-Closing Reorganization Steps**") are implemented and completed prior to the Scheduled Closing Date (such reorganization, the "**Pre-Closing Reorganization**"), provided that the legal documentation required for the implementation of the Pre-Closing Reorganization ("**Pre-Closing Reorganization Documentation**") shall be executed only after the Purchaser has reviewed and approved such documentation. Upon completion of the Pre-Closing Reorganization, the Seller shall inform the Purchaser thereof and provide reasonable evidence to assess whether the Pre-Closing Reorganization has been completed.

7.1.2 Offset and Contribution of Claims

The Seller shall execute and procure that the Company executes on the Scheduled Closing Date an offset and contribution agreement (*Verrechnungs- und Einbringungsvereinbarung*) substantially in the form attached hereto as **Annex 7.1.2** (the "**Offset and Contribution Agreement**").

7.1.3 Indemnity regarding Pre-Closing Reorganization

The Seller hereby undertakes to indemnify and hold harmless any of the Target Companies (or their respective successors) or, at the Purchaser's sole discretion, the Purchaser from and against any (i) direct claims, damages, liabilities, or losses, together with all costs and expenses (including attorneys' and other professional advisor fees and out-of-pocket expenses) arising from or incurred by any of the Target Companies or the Purchaser after the Closing Date as a consequence of or in connection with any Pre-Closing Reorganization Steps or in connection with the Pre-Closing Reorganization, including, but not limited to, the execution and implementation of the Offset and Contribution Agreement, and (ii) claims of the Carve Out Subsidiaries against the Purchaser or the Target Companies.

7.1.4 Waiver of claims by the Carve Out Subsidiaries

As of the Scheduled Closing Date, the Seller shall as a matter of precaution (i) waive any claims against the Target Companies, and (ii) procure that the Carve Out Subsidiaries waive any claims against the Purchaser and the Target Companies, each to the extent they are not part of the Net Working Capital, by way of a waiver agreement substantially in the form as attached hereto as **Annex 7.1.4** (the "**Waiver Agreement**") and shall deliver a copy of the executed Waiver Agreement to the Purchaser.

7.2 Waiver of termination rights by the Target Companies' counterparties

Without undue delay (*unverzüglich*) after Signing, the Seller shall approach the Target Companies' counterparties identified in Schedule 7.2 to Annex 10 that have termination rights based on a change of control under their respective contracts with such Target Company in order to obtain written waivers from such counterparties (the "**Counterparty Waivers**").

8. Closing

8.1 Closing Date

The consummation (*Vollzug*) of the Transaction (the "**Closing**") shall occur at the last Business Day of the month in which all Closing Conditions have been satisfied or duly waived or, if such date occurred ten (10) Business Days or less after the date on which all Closing Conditions have been satisfied or duly waived, at the last Business Day of the following month, unless otherwise agreed by the Parties (the "**Scheduled Closing Date**"). The day on which the last Closing Action has taken place or has been duly waived shall hereinafter be referred to as the "**Closing Date**".

8.2 Closing Conditions

8.2.1 The obligations of the Parties to take the Closing Actions set forth in Section 8.5 shall be subject to the following conditions precedent (*aufschiebende Bedingungen*) (the "**Closing Conditions**") having been satisfied:

a) The Seller has implemented the Pre-Closing Reorganization Steps.

b) The Seller has delivered to the Purchaser the Counterparty Waivers.

c) The Federal Ministry of Economic Affairs and Climate Action ("**BMWK**") has approved the consummation of the Transaction under all applicable laws relating to a foreign direct investment clearance (the "**FDI Clearance**"). This Closing Condition is fulfilled in the event that the BMWK

i) issued a clearance (*Freigabe*) – for the avoidance of doubt, without restrictions and limitations – for the acquisition pursuant to section 58a of the German Foreign Trade and Payments Ordinance (*Außenwirtschaftsverordnung*, "**AWV**");

ii) has not initiated a review procedure pursuant to section 55 AWV and has not prohibited the acquisition within the statutory deadlines under section 14a (1) no. 1 of the Foreign Trade Act (*Außenwirtschaftsgesetz*, "**AWG**"), if applicable in conjunction with section 14a (3) sentence 1 AWG; or

iii) in case of the initiation of a review procedure, has not prohibited the acquisition within the statutory deadline under section 14a (1) no. 1 AWG, if applicable in conjunction with section 14a (6) and (7) AWG.

d) The aggregate of the BNI Repayment Amount, the KfW Repayment Amount and the Holdback Amount *plus* EUR 1.00 (in words: one Euro) is less than the Preliminary Purchase Price.

8.2.2 To the extent legally permissible, without prejudice to Purchaser's obligation to pay the Purchase Price, the Purchaser may waive, in whole or in part, by notice to the Seller, the fulfilment of the Closing Conditions listed in Sections 8.2.1a) and 8.2.1d). The Seller and the Purchaser may jointly waive the fulfilment of any other Closing Condition by written agreement. The effect of a waiver of a Closing Condition (in whole or in part) shall be limited to eliminating the need that the respective part of the Closing Condition be

fulfilled at the Closing and shall not limit or prejudice any claims the Parties may have with respect to any circumstances relating to such Closing Condition not being taken pursuant to this Agreement.

8.3 Information regarding Closing Conditions

Each Party shall inform the other Party by notice without undue delay (*unverzüglich*) if and when a Closing Condition has been satisfied or finally lapsed (*endgültig ausgefallen*) and shall provide evidence reasonably satisfactory to the other Party as to the satisfaction or lapse.

8.4 FDI Clearance Filing

8.4.1 The Purchaser has notified the Transaction pursuant to section 55a (4) AWV to the BMWK before the Signing Date.

8.4.2 In order to obtain FDI Clearance, Purchaser and Seller shall reasonably cooperate with each other in the preparation of any further filing or notification and in connection with any submission, investigation or inquiry, supply to the BMWK as promptly as practicable any additional information requested in connection with the FDI Clearance and take all other procedural actions required. In connection with any proceedings required to obtain the FDI Clearance, the Purchaser and the Seller shall reasonably notify and involve each other.

8.4.3 The Purchaser shall be under no obligation to offer, consent to, and comply with, any obligations or conditions (*Auflagen und Bedingungen*), commitments (*Zusagen*) or other agreements required by the BMWK in connection with the FDI Clearance, or take any action to remedy any national security or other concerns identified by BMWK.

8.5 Closing Actions

8.5.1 On the Scheduled Closing Date, the Seller and the Purchaser shall, in prompt succession (*Zug um Zug*), take the following actions (the "**Closing Actions**"):

a) The Seller delivers to the Purchaser a copy of the executed Offset and Contribution Agreement in accordance with Section 7.1.2.

b) The Seller delivers to the Purchaser a copy of the executed Waiver Agreement in accordance with Section 7.1.4.

c) The Purchaser pays the BNI Repayment Amount to BNI's Account in accordance with Section 2.2.1.

d) The Purchaser pays the KfW Repayment Amount to Commerzbank's Account in accordance with Section 2.6.1.

e) The Purchaser pays the Closing Payment Amount, if any, to the Seller's Account in accordance with Section 3.4.1.

f) The Seller delivers to the Purchaser the BNI Repayment Confirmation in accordance with Section 2.2.2.

g) The Seller delivers to the Purchaser the KfW Repayment Confirmation in accordance with Section 2.6.2.

h) The Seller delivers to the Purchaser the Closing Payment Confirmation in accordance with Section 3.4.2.

8.5.2 The Seller shall be entitled to waive (in whole or in part) each of the Closing Actions set forth in Sections 8.5.1c) through 8.5.1e) at any time by giving notice to the Purchaser. The Purchaser shall be entitled to waive (in whole or in part) each of the Closing Actions set forth in Section 8.5.1a), 8.5.1b) and 8.5.1f) through 8.5.1h) at any time by giving notice to the Seller. The effect of a waiver shall be limited to eliminating the need that the respective Closing Action is taken on the Scheduled Closing Date and shall not limit or prejudice any claims that the Seller may have with respect to any circumstances relating to such Closing Action not being taken pursuant to this Agreement (including subsequent execution of those documents).

8.6 Closing Confirmation

Immediately after all Closing Actions have been taken or duly waived, the Parties shall execute a closing confirmation substantially in the form attached as **Annex 8.6** (the "**Closing Confirmation**"). The execution of the Closing Confirmation shall not limit or prejudice the rights of a Party arising under or in connection with this Agreement. Both the Seller and the Purchaser shall receive a copy of the executed Closing Confirmation.

8.7 Update Shareholders' List

The Parties shall deliver (via email) to the officiating notary a copy of the executed Closing Confirmation without undue delay after the execution thereof and will thereby inform the officiating notary that the Closing has taken place. The Parties hereby instruct the officiating notary to file an updated shareholders' list of the Company in accordance with section 40 para. 2 of the German Limited Liability Companies Act (*GmbHG*) with the commercial register of the Company upon receipt of the copy of the executed Closing Confirmation and to inform the Parties without undue delay upon the filing.

9. Termination

9.1 Termination Rights

This Agreement may be terminated with immediate effect for both Parties and the Guarantor at any time prior to Closing:

9.1.1 by mutual written consent of the Purchaser and the Seller; or

9.1.2 by the Purchaser by way of written notice to the Seller, if the Closing Conditions pursuant to Sections 8.2.1a) or 8.2.1b) have (i) not been satisfied or duly waived by 1 September 2024 at the latest or (ii) finally failed (*endgültig ausgefallen*),

9.1.3 by any Party by way of written notice to the respective other Party, if the Closing Conditions pursuant to Sections 8.2.1c) or 8.2.1d) has (i) not been satisfied or duly waived by 1 September 2024 at the latest or (ii) finally failed (*endgültig ausgefallen*), and/or

9.1.4 by any Party by way of written notice to the respective other Party, if all or some of the Closing Actions to be taken by the respective other Party have neither been taken by such respective other Party nor waived by the date that is five (5) Business Days after the Scheduled Closing Date, provided that the terminating Party is at the same time not in breach of its obligations under Section 8.5 (including with regard to the performance of a Closing Action).

9.2 Consequences

9.2.1 In the event that the Purchaser terminates this Agreement in accordance with (i) Section 9.1.2 due to a non-performance of the Closing Condition pursuant to Section 8.2.1a), or (ii) Section 9.1.4 due to a non-performance of the Closing Actions pursuant to Sections 8.5.1a) or 8.5.1b), the Seller shall be obliged to pay lump sum damages (*pauschaler Schadensersatz*) in the amount equal to EUR 500,000 (in words: five hundred thousand Euro) to the Purchaser. The Purchaser's right to claim compensation for damages exceeding the aforementioned lump sum damages compensation shall remain unaffected. The same shall apply to the right to claim damages instead of performance (*Schadensersatz statt der Leistung*).

9.2.2 In the event of a termination of this Agreement (*Rücktritt*) in accordance with Section 9.1, the Parties shall have no claims and incur no liability against each other except that:

a) damage claims for a breach of the terms and conditions of this Agreement which occurred prior to the termination shall remain unaffected; and

b) Sections 9.2.1, 21 and 22 shall survive and remain in full force and effect also after such termination.

10. Seller's Warranties

10.1 Form and Date

The Seller hereby guarantees to the Purchaser in each case by way of an independent guarantee (*selbstständiges Garantieversprechen*) pursuant to section 311 para. 1 BGB that the statements set forth in **<u>Annex 10</u>** are correct (the "**Seller's Warranties**"). The Parties agree that none of the Seller's Warranties shall be construed as a guarantee within the meaning of sections 443 and 444 BGB (*Garantie für die Beschaffenheit der Sache*) or as an agreement on the quality within the meaning of section 434 para. 2 sentence 1 no. 1 BGB (*Beschaffenheitsvereinbarung*). The Seller's Warranties shall be correct as of the signing of this Agreement (the "**Signing Date**") and the Closing Date, unless it is specifically provided that a Seller's Warranty is made as of a different or additional date or dates, in which case such Purchaser's Warranty shall be correct as of such different or additional date or dates. The Seller's Warranties in Section 1 (Corporate) of **<u>Annex 10</u>** are the "**Fundamental Warranties**" and the other Seller's Warranties are the "**Seller's Expanded Warranties**".

10.2 No other Representations

The Seller does not make any representations or warranties regarding the Share, the Company and the Business other than the Seller's Warranties. The Seller's Warranties are individually agreed.

10.3 Seller's Knowledge

"**Seller's Knowledge**" shall mean the actual knowledge (*tatsächliche Kenntnis*) or the grossly negligent lack of knowledge (*grob fahrlässige Unkenntnis*) of Mr. Fuk Sang Lai and Mr. Mayveen Sumantyohadi of a fact or circumstance. The Seller's Warranties which are subject to the Seller's Knowledge shall be correct only as of the Signing Date.

11. Seller's Covenants

11.1 Conduct of Business prior to Closing

11.1.1 General

From the Signing Date until (and including) the Closing Date (the "**Interim Period**"), the Seller shall, if and to the extent permitted by mandatory law, procure that the Target Companies continue their Business in all material respects in the ordinary course consistent with past practice.

11.1.2 Restricted Actions

During the Interim Period, the Seller shall procure, if and to the extent permitted by mandatory law, that the Target Companies do not to take any of the following actions with respect to any of the Target Companies without the Purchaser's prior consent in writing (email being sufficient), which consent shall not be unreasonably withheld:

a) amendments to the articles of association;

b) any merger, split-off or other company reorganization within the meaning of and pursuant to the German Reorganization Act (*Umwandlungsgesetz*) or equivalent foreign statutes;

c) dissolution or liquidation;

d) the repurchase or redemption (*Einziehung*) of the Share, the shares of the Target Subsidiaries or parts thereof;

e) the issuance or authorization to issue new shares, partnership interests or other securities, including convertible bonds, dividend bonds or participation rights;

f) the sale, transfer or other disposal of the Share, the shares of the Target Subsidiaries or parts thereof, or granting of any options, warrants, pre-emptive rights, rights of first refusal or other purchase rights with respect to the Share, the shares of the Target Subsidiaries or parts thereof except if contemplated hereunder;

g) any conclusion or amendment of any enterprise agreement (*Unternehmensverträge*) within the scope of sections 291 and 292 AktG or equivalent foreign statutes;

h) the payment of dividends, transferring profits, advance payments on account of profits or adopting any resolution on the aforementioned measures;

i) opening of new lines of business (*Geschäftszweige*), branch offices (*Zweigniederlassung*), abandoning of lines of business and/or closing of permanent establishments;

j) concluding, terminating or amending any material agreements except in the ordinary course of business consistent with past practice;

k) amending any Financing Agreement or the KfW Loan;

l) the entering into any collective agreements with unions, works councils or other employee representative bodies other than industry wide collective bargaining agreements (*Flächentarifverträge*) or in the ordinary course of business consistent with past practice;

m) the sale, lease, license, transfer or other disposal of the Owned IP Rights other than in the ordinary course of business;

n) issuing of or entering into guarantees, sureties, assumptions of debt (*Schuldübernahmen*), accession of debt (*Schuldbeitritt*), indemnifications or letters of comfort (*Patronatserklärungen*) or any other liability for debt of third parties or providing other security of any kind for the Target Subsidiaries and Carve Out Subsidaries, except in the ordinary course of business consistent with past practice;

o) the incurrence of any incremental (*zusätzliche*) financial liability for borrowed money in excess of EUR 50,000 (in words: fifty thousand Euro) in the aggregate or the issuance of any guarantee in excess of EUR 50,000 (in words: fifty thousand Euro) in the aggregate in favour of any person, in each case excluding liabilities incurred under financing agreements existing on the Signing Date, or in the ordinary course of business consistent with past practice;

p) the making of any material individual capital expenditure exceeding an amount of EUR 25,000 (in words: twenty-five thousand Euro) in the aggregate, except pursuant to contracts or commitments existing on the Signing Date or capital expenditure items included in the existing business plan;

q) the granting of any increases in wages, salaries, bonuses or other remuneration of any managing director or employees other than increases which are granted in the ordinary course of business consistent with past practice;

r) actively initiating a legal proceeding or concluding legal proceedings with an amount in dispute of EUR 50,000 (in words: fifty thousand Euro) or more in each individual case; and

s) entering into any agreement to take any of the actions set forth under Sections 11.1.2a) through 11.1.2r)

(the undertakings set forth in Sections 11.1.1 and 11.1.2, the "**Seller's Covenants**").

11.2 Purchaser's Consent

With respect to Section 11.1, the Purchaser hereby consents to (i) any actions the Seller is obliged to or entitled to take under this Agreement, and (ii) any actions required to comply with applicable laws and orders of a competent governmental authority, court or other body or tribunal.

12. Purchaser's Remedies

12.1 Breach; Losses; Advantages

12.1.1 Consequences of Breach

Subject to the provisions of this Section 12, in the event that any of the Seller's Warranties is not correct (the "**Breach**"), the Seller shall put the Purchaser, or at the Purchaser's election, the relevant Target Company, into the position that the Purchaser or the relevant Target Company would have been in if the Breach had not occurred (*Naturalrestitution*). If and to the extent such remediation in kind (*Naturalrestitution*) (i) is not achieved within twenty (20) Business Days from the day on which the Purchaser has notified the Seller about the Breach, (ii) is impossible (*unmöglich*) or not adequate (*nicht ausreichend als Schadenskompensation*), or (iii) is finally and permanently refused in writing by the Seller (email sufficient), the Purchaser shall be entitled to request from the Seller (exclusively) compensation in cash (*Schadensersatz in Geld*) for any Losses incurred by the Purchaser or a Target Company (the "**Purchaser Claim**").

12.1.2 Definition of Losses

"**Losses**" shall be determined pursuant to sections 249 et seqq. BGB, but shall exclude (i) any consequential damages (*Folgeschäden*) or indirect damages (*indirekte Schäden*), (ii) any frustrated expenses (*vergebliche Aufwendungen*) within the meaning of section 284 BGB, (iii) any lost profits (*entgangener Gewinn*) and (iv) any internal administration and overhead costs. The limitations under this Section 12.1.2 regarding the determination of the liability of the Seller shall not apply in case of willful deceit (*arglistige Täuschung*) or intentional breach of contract (*vorsätzliche Vertragsverletzung*) of the Seller's Warranties.

12.1.3 Multiples; Valuation Method

The Purchaser shall not be entitled to any compensation for damages based on the application, or alleged application, of any multiple underlying the Purchase Price determination or any valuation method, or based on any argument or reasoning to the effect that the Purchase Price (or any component thereof) or any underlying value or financial figure was incorrect or has been determined based on an incorrect assumption or would otherwise have been different.

12.1.4 No Double Recovery

In compliance with general principles of damages calculation under German law, the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement or restitution in any other manner more than once in respect of any Loss breach or other set of circumstances giving rise to a

Purchaser Claim. In particular, the foregoing shall apply where one and the same set of facts or circumstances (*Sachverhalt*) qualifies under more than one provision entitling the Purchaser to a Purchaser Claim; the breach of more than one Seller's Warranty, which is based on the same facts and circumstances shall therefore form the basis of one single claim only and does not entitle the Purchaser to multiple compensation (no double dip).

12.2 Exclusion of Liability

The Seller shall not be liable for, and the Purchaser shall not be entitled to bring, any Purchaser Claim regarding a Seller's Expanded Warranty if and to the extent that:

a) the Purchaser or the Company (or any successor to all or parts of its Business) has actually received compensatory payment (e.g. based on a respective claim for repayment, reimbursement or indemnification against a third party, including under any insurance policy in force on the Closing Date); the Purchaser undertakes to pursue such claims in good faith;

b) the Purchaser has caused or participated in causing (*verursacht oder mitverursacht*) or failed to mitigate Losses, provided that section 254 BGB shall apply;

c) the matter to which the Purchaser Claim relates (i) has been taken into account in the financial statements of the Company by way of a specific provision (*Rückstellung*) or liability (*Verbindlichkeit*), in each case associated with the matter in question, and therefore adequately considered when determining the Base Amount, or (ii) qualifies as Debt or Net Working Capital and has already adequately decreased the Purchase Price (no double dip);

d) the Breach was actually known (*positive Kenntnis*) by the Purchaser as of the Signing Date or the Breach was Fairly Disclosed in:

    i) this Agreement, including its Annexes and Schedules; or

    i) the virtual data room operated by SharePoint for the Transaction (https://lhdgroup.sharepoint.com/sites/PUMA_Project/SitePages/CollabHome.aspx) and accessible to the Purchaser (and the Purchaser's representatives and professional advisors) until 2 April 2024, 09:00 hrs CEST, a complete set of which has been set aside in electronic form on a USB drive copies of which (the "**Data Room Copy Drive**") have been handed over to the officiating notary and the Parties on the Signing Date. The Parties request the officiating notary to keep his copy of the Data Room Copy Drive in custody for a period of five (5) years following the Signing Date and to make available the information on the Data Room Copy Drive for their respective inspection upon their respective written request after having informed the respective other Party thereof. A Party requesting the inspection of the Data Room Copy Drive shall procure for the necessary technical equipment to the extent not provided by the officiating notary.

"**Fairly Disclosed**" shall mean disclosed in such a manner and in such detail as would enable a reasonably diligent reviewer to understand the nature and scope of the matter concerned.

The aforementioned exclusion shall, however, not apply to Fundamental Warranties.

e) the Breach was reasonably apparent from commercial register information of the Company;

f) Purchaser has not complied with its obligations under Section 12.4 and (cumulatively) the Seller can demonstrate that in the event of due compliance by the Purchaser the respective Losses would be lower (or zero).

12.3 Limitations of the Seller's Liability

12.3.1 Limitation Periods

a) The Purchaser Claims shall become time-barred as follows:

i) claims for Breaches of the Seller's Expanded Warranties shall become time-barred (*verjähren*) eighteen (18) months following the Closing Date;

ii) claims for Breaches of the Fundamental Warranties shall become time-barred (*verjähren*) sixty (60) months following the Closing Date; and

iii) claims of the Purchaser arising under Section 13 or other claims relating to Taxes shall become time-barred (*verjähren*) in accordance with Section 13.6.2;

iv) any other claims of Purchaser shall become time-barred (*verjähren*) eighteen (18) months following the Closing Date.

b) Section 203 BGB shall not apply unless the Parties agree in writing that the expiry period shall be tolled (*gehemmt*) on the basis of pending settlement negotiations.

12.3.2 De Minimis; Deductible

The Seller shall only be liable for Losses resulting from any individual Breach of the Seller's Expanded Warranties if and to the extent that (i) such Losses exceed an amount of EUR 10,000.00 (in words: ten thousand Euro) (the "**De Minimis Amount**"), and (ii) the aggregate amount of all Losses resulting from individual Breaches exceeding the De Minimis Amount exceed an amount of EUR 100,000 (in words: one hundred thousand Euro) (the "**Deductible**"), in which case the Purchaser can claim the entire amount of all Losses (and not only the amount exceeding the Deductible) up to the liability caps pursuant to Section 12.3.3. For purposes of the De Minimis Amount serial damages (i.e., damages which are based on similar facts or circumstances) shall be summed up (*zusammengerechnet*). The limitations of this Section 12.3.2 shall not apply in case of willful breach (*Vorsatz*) or fraud (*Arglist*).

12.3.3 Liability Caps

a) All claims of the Purchaser under this Agreement, except for claims due to the Breach of a Fundamental Warranty and except for claims arising under Section 13 or other claims directly related to Taxes shall individually and in aggregate be limited to EUR 1,000,000.00 (in words: one million Euro). For the avoidance of doubt, this includes, but is not limited to, liability for Breach of the Seller's Expanded Warranties as well as any claims for indemnification pursuant to Sections 2.3 and 7.1.3.

b) The Seller's liability for a Breach of a Fundamental Warranty or for claims by Purchaser arising under Section 13 or directly related to Taxes shall individually, in aggregate and together with any other claims of the Purchaser under this Agreement in no event exceed the Purchase Price.

12.4 Claim Procedures

12.4.1 Notification of the Seller

In the event of a Breach, the Purchaser shall, but in no event later than within ten (10) Business Days of the Purchaser becoming positively aware (*positive Kenntnis*) of the Breach, notify the Seller of the Breach. Such notice shall describe the potential Purchaser Claim in reasonable detail and, to the extent possible, state the estimated amount of such Purchaser Claim (a "**Claim Notice**"). Following a Claim Notice, the Purchaser shall provide the Seller with all information that the Seller has requested in writing and that is reasonably required to determine the extent to which a Purchaser Claim is justified.

12.4.2 Third-Party Claims

If, after Closing Date, the Purchaser receives any written claim, writ of demand, complaint, notice, investigation, inquiry or equivalent communication from any third party (*i.e.*, other than the Purchaser), including any court or authority, which are directed against any of the Target Companies or the Purchaser (each a "**Claim Addressee**") and which may become the basis of a Purchaser Claim (the "**Third Party Claims**"), as from the Closing Date, the Purchaser shall notify the Seller of such Third Party Claim within a period of ten (10) Business Days of the Purchaser becoming positively aware of such Third Party Claim, and the Purchase shall, and shall – to the extent legally permissible – ensure that each Claim Addressee will:

a) give the Seller a reasonable opportunity to comment on and discuss with the Purchaser, any measures which the relevant Claim Addressee proposes to take or omit in connection with such Third Party Claim;

b) reasonably permit the Seller to participate in, any relevant hearing, meeting, audit or other discussion or communication and to review in a reasonable manner any relevant document;

c) diligently and in good faith defend itself against the relevant Third Party Claim, with the diligence that would be applied by a prudent business person in the relevant circumstances in the absence of any respective indemnification claim against a third party (including the Seller);

d) keep the Seller reasonably informed of any material developments relating to the Third Party Claims; and

e) procure that no Claim Addressee admits any liability in respect of, compromises or settles the matter giving rise to the Third Party Claim without haven given the Seller the opportunity to comment on the intended compromise or settlement.

12.5 No Additional Rights or Remedies

12.5.1 No Other Remedies

Any right of the Parties to lower the Purchase Price or any portion thereof (*Minderung*), to withdraw (*Rücktritt*) from or terminate (*Kündigung*) this Agreement (with Section 9 remaining unaffected) or to require the winding up of the Transaction on any other legal basis (*e.g.*, by way of so-called *großer Schadensersatz*) shall be excluded and waived (*Verzicht*). Further, (i) any claim for breach of pre-contractual obligations (*culpa in contrahendo*), including claims arising under sections 241 para. 2, 311 para. 2 and 3 BGB or ancillary obligations (*Nebenpflichten*), including claims arising under sections 241 para. 2, 280 BGB, (ii) any claims based on frustration of contract (*Störung der Geschäftsgrundlage*) pursuant to section 313 BGB, (iii) all remedies of the Purchaser for defect of the purchased object including claims arising under sections 437 through 441 BGB and (iv) the right to rescind (*Anfechtung*) this Agreement are hereby also expressly excluded and waived (*Verzicht*) by the Parties. If and to the extent the exclusion of claims based on frustration of contract (*Störung der Geschäftsgrundlage*) is, despite the risk allocation agreed upon between the Parties in this Agreement, held invalid, such exclusion shall be construed, to the extent legally permissible, to set the thresholds for such principles to apply particularly high and to limit respective remedies to adjustment of this Agreement under exclusion of the right to withdraw (*Rücktritt*).

12.5.2 Willful Deceit; Willful Misconduct

This Section 12.5.2 as well as any other limitations and exclusions of liability pursuant to this Agreement shall not apply to any rights and remedies for willful deceit (*arglistige* Täuschung) by the Seller or the Seller's own willful misconduct (*Vorsatz*), in which case statutory law shall apply. The Seller's liability for willful deceit (*arglistige Täuschung*) and willful misconduct (*Vorsatz*) of any person assisting the Seller in the performance of its obligations in the meaning of section 278 BGB (*Erfüllungsgehilfe*) under and/or in connection with this Agreement shall in any event remain excluded.

12.6 Payments by the Seller

Any payment made by or on behalf of the Seller in respect of a Purchaser Claim shall be deemed as a reduction of the Purchase Price.

13. Tax Matters

13.1 Definitions and interpretation

The following terms used in this Agreement shall have the meaning assigned to them as set forth below:

"**Affiliate**" means a direct and indirect affiliate in the meaning of sections 15 et seqq. AktG.

"**Tax Authority**" means any taxing or other authority competent to impose any liability in respect of Taxes or responsible for the administration and/or collection of Taxes or enforcement of any law in relation to Taxes;

"**Taxes**" mean for the purposes of this Agreement all taxes and ancillary tax payments within the meaning of section 3 German General Tax Code (*Abgabenordnung* – "**AO**"), and any similar foreign taxes and ancillary tax payments levied by competent tax and other public authorities, including in each case obligations for payment of withholding taxes owed by another taxpayer as withholding agent and obligations for payment of taxes owed by another taxpayer under a secondary liability, (ii) custom duties and other import levies, (iii) social security contributions, (iv) duties and levies, (v) interest, surcharges, additional payments, penalties, fines and other ancillary charges relating to the taxes and charges referred to under (i) to (iv), including ancillary surcharges, and (vi) contractual obligations and other obligations under civil law for payment of the taxes, charges and ancillary charges referred to under (i) to (v) but excluding, however, any deferred taxes (e.g., under HGB, IAS, IFRS or any other accounting regime (*latente Steuern*)) and notional taxes (e.g., increases or reductions of loss carry forwards (*Verlustvorträge*) or future depreciations);

"**Pre-Effective Date Period**" means any time period (including any Tax assessment period (*Veranlagungszeitraum*, *Erhebungszeitraum* or *Voranmeldungszeiträume* under German Tax laws)) or portions thereof, in each case, ending on or before the Effective Date;

"**Pre-Effective Date Period Tax Refund**" means any set-off, deduction, credit, reimbursement, repayment, refund or other kind of recovery of, in respect of, or in connection with any Pre-Effective Date Period Taxes, irrespective of the legal basis thereof (e.g., irrespective whether on a public or civil law basis or whether on a statutory or contractual basis, including in particular any claims under a joint creditor settlement (*Gesamtgläubigerausgleich*), any tax allocation scheme (*Steuerumlagen*) or any insurance);

"**Pre-Effective Date Period Taxes**" means any Tax which is allocable to the Target Companies attributable to the Pre-Effective Date Period;

"**Related Person**" means any related person within the meaning of section 15 AO, section 1 para. 2 AStG or section 138 InsO, and such related person's Affiliates;

"**Tax Return**" means any return, notification, notice, declaration, report, statement, claim for refund, application, registration, computation, disclosure, form, information or written or electronically transferred other material or document of, relating to, filed or required to be filed in respect of, or in connection with Taxes, including any documents attached or to be attached thereto, any preliminary filings, any applications asserting non-liability for Taxes, or any amendments or changes of or relating to any of the foregoing.

13.2 Tax Indemnification

13.2.1 Subject to Closing having occurred, the Seller shall indemnify the Purchaser against (i) any Pre-Effective Date Period Taxes payable by any Target Company and (ii) any Tax and costs which are imposed on or otherwise payable by any Target Company in connection with the Pre-Closing

Reorganization and (iii) any Tax and costs which are imposed or payable by any Target Company in connection with the PLTA and (iv) any Taxes for which the Seller (or any of its direct or indirect shareholders) is the primary debtor and which are creditable against such primary Tax liability of the Seller (or any of its direct or indirect shareholders) (the "**Tax Indemnification Claim**"). A Tax Indemnification Claim shall be excluded, if and to the extent

a) the relevant Pre-Effective Date Period Tax has been paid by or on behalf or for the account of the relevant Target Company on or prior to the Effective Date (including by way of set-off, deduction, credit or otherwise) or has otherwise been settled on or prior to the Effective Date;

b) the relevant Pre-Effective Date Period Tax or circumstance underlying or triggering the relevant Pre-Effective Date Period Tax has led or could lead to lower Taxes or any other Tax advantage of the respective Target Company, the Purchaser or any of its Affiliates or Related Persons in the period after the Effective Date, in particular caused by reciprocal effects (*Wechselwirkungen*), e.g., as a result of extending the depreciation periods or accounting period shifts or increase in the depreciation amounts or the transfer of Tax items from one entity to another entity ("**Tax Benefit**"), whereby it is understood that the amount of the Tax Benefit, by which the Purchaser's claim hereunder shall be reduced, shall be equal to the aggregate of the amount of all Tax Benefits (without discounting) that have already been received (including by way of set-off, deduction or credit) by any Target Company, the Purchaser and any of its Affiliates or Related Persons at the time when the Tax Indemnification Claim have become due pursuant to Section 13.2.2 ("**Tax Indemnification Due Date**");

c) the relevant Pre-Effective Date Period Tax is the result of any transaction, action or omission by the Purchaser or the relevant Target Company after the Effective Date with retroactive effect to the Pre-Effective Date Period, unless the respective change, transaction, action or omission under (i) or (ii) was required by mandatory law or with consent of the Seller;

d) the relevant Pre-Effective Date Period Tax is recovered from a third party (including by way of a claim for repayment, recourse, indemnification, reimbursement or any other kind of recovery) after the Effective Date;

e) the amount of the relevant Pre-Effective Date Period Taxes, to the extent the Seller's obligation to indemnify the Purchaser under this Section 13.2.1e) is not already excluded under any other sub-paragraph of this Section 13.2.1, does not exceed the amount of the respective Tax liability, Tax accrual and Tax provision which have been included in the balance sheet items of the Effective Date Accounts for such Taxes and have reduced the Purchase Price.

13.2.2 Any Tax Indemnification Claim pursuant to this Section 13.2.2 shall become due ten (10) Business Days after the Purchaser has notified the Seller in writing of the respective Tax Indemnification Claim and the respective underlying Tax liability, stating both the amount of the respective Tax Indemnification Claim

and such notice to include copies of all relevant Tax assessments, Tax Returns and other correspondence, but in no event earlier than five (5) Business Days prior to the day on which the relevant Tax is due for payment to the competent Tax Authority (for the avoidance of doubt, if, to the extent and as long as a suspension or annulment of execution has been granted for the relevant Tax, such Tax shall, for the purposes of this Section 13.2.2, be considered as not being due for payment). In the event that any Taxes for which the Seller has indemnified the Purchaser pursuant to this Section 13.2.2 are subsequently reduced, the Purchaser shall refund to the Seller the relevant difference amount, including all interest relating thereto, within ten (10) Business Days after such reduction has become effective. The Purchaser shall without undue delay notify the Seller in reasonable detail of such reduction and any interest related thereto. The respective claim of the Seller under this Section 13.2.2 shall become time-barred six (6) months after the Seller has received such notification.

13.3 Tax Refunds; Over-provisions

13.3.1 The Purchaser undertakes to pay, or procures that the relevant Target Company pays, to the Seller an amount equal to any Pre-Effective Date Period Tax Refund, that has been cash effectively realized or received (including by way of set-off, deduction, credit or otherwise) after the Effective Date by any Target Company, the Purchaser or any of its Affiliates or Related Persons (each a "**Pre-Closing Date Tax Refund**") unless and to the extent the amount of the relevant Tax Refund does not exceed the amount of the respective Tax receivable which is shown in the Effective Date Accounts and have increased the Purchase Price.

13.3.2 The Purchaser shall, and shall procure that each Target Company and each of its Affiliates will, without undue delay, notify the Seller in reasonable detail of the receipt or realization (or omitted receipt or realization) of any Pre-Effective Date Period Tax Refund within the meaning of Section 13.3.1, respectively together with a copy of any relevant documentation.

13.3.3 The relevant amount payable by the Purchaser pursuant to Section 13.3.1 shall be due and payable ten (10) Business Days after the Pre-Effective Date Period Tax Refund has been realized or received (including, but not limited to, by way of set-off, deduction or Tax credit).

13.3.4 The respective claims of the Seller under this Section 13.3 shall become time-barred six (6) months after the Seller has received the respective notification from the Purchaser.

13.4 Indemnification Procedure; Cooperation

13.4.1 The Parties undertake at their own expense to cooperate fully on any administrative and judicial proceeding or action relating to Taxes and any other Tax-related matters of any of the Target Companies respectively covering the period up to the Effective Date, including any preparatory measures (e.g., the preparation and filing of Tax Returns), Tax audits, investigations, objections, disputes, appeals, meetings and similar procedures (the "**Tax Proceedings**"), and any communications with the Tax Authorities or Tax courts. The cooperation shall also include making available such Tax-related information and documents.

13.4.2 After the Closing Date, the Purchaser shall forward, and shall procure that the Target Companies and their respective advisors forward any written correspondence received by or from the Tax Authorities or Tax courts within ten (10) Business Days after reception to the Seller for its evaluation and comments and shall accordingly inform the Seller about any other communication or information received by or from the Tax Authorities to the extent that the correspondence, communication or information relates to circumstances that could result in a Tax Indemnification Claim under Section 13.2.1. The Purchaser shall, in particular, inform the Seller (and in any event timely before the lapse of any period for appeal) about any Tax Proceeding relating to the Pre-Effective Date Tax Period. This information must be communicated in writing and must contain all information relating to the Tax Proceeding and the potential Tax liability. The Purchaser shall not take any action or measure or make declarations vis-à-vis any Tax Authority or Tax court in respect of Pre-Effective Date Period Taxes which has not been coordinated with, and approved by, the Seller in advance. The approval shall be deemed given if the Seller have not sent the approval to the Purchaser after the Seller received the respective correspondence, communication or information. The Purchaser hereby covenants that the Target Companies will meet the aforementioned obligations of the Purchaser.

13.4.3 If instructed to do so by the Seller, the Purchaser shall ensure that the Target Companies initiate administrative or judicial proceedings and make claims for Tax-related refunds, which may lead to a Tax Indemnification Claim under Section 13.2.1(the "**Tax Disputes**"). The Purchaser shall follow the reasonable instructions of the Seller and arrange for the Target Companies to follow the reasonable instructions of the Seller during all stages of the Tax Dispute, unless such instructions violate mandatory law or does materially and adversely affect any significant business interests of the Purchaser or any Target Company. The Sellers shall indemnify the Purchaser for the actual additional costs and expenses and any other disadvantage which incurred by the Purchaser for and in relation to the aforementioned measures requested by the Seller by payment within ten (10) Business Days after submission of a written request from the Purchaser.

13.4.4 The Purchaser shall ensure that the Target Companies submit all Tax Returns due after the Closing Date (subject to the prior approval of the Seller). The Tax Returns shall be prepared in a manner consistent with past practice, procedures and exercise of options and tax election rights, to the extent in line with mandatory laws. The Purchaser shall make draft Tax Returns for the period up to and including the Effective Date available at least twenty (20) Business Days before the due date of the respective Tax Return which has to be filed on an annual basis for review, comments and approval by the Seller. If the Seller and the Purchaser cannot agree on the content of the Tax Return, the Tax Return shall be filed in accordance with the instructions of the Seller, unless such instructions are in violation of mandatory laws. The provisions in this Section 13.4.4 apply *mutatis mutandis* to changes or other modifications to already filed Tax Returns. The approval of the Seller shall be deemed given if the Seller has not sent any instruction to the Purchaser in case of Tax Returns on annual basis until five (5) Business Days prior to the relevant filing date. This clause shall apply accordingly for the amendment of non-annual Tax Returns.

13.4.5 If the Purchaser is in breach of its obligations, duties, covenants, undertakings or agreements made under this Section 13.4, the respective Tax

Indemnification Claim shall be excluded if and to the extent the Seller establishes the proof that the relevant Tax could have been avoided or mitigated had the Purchaser fully complied with such obligations.

13.5 As-if Assessment

Any Tax assessment period starting prior to the Effective Date and ending thereafter ("**Straddle Period**") will be deemed to be split in one Tax assessment period ending on the Effective Date and another Tax assessment period starting after the Effective Date for the purpose of allocating Taxes which are assessed in respect of a Tax assessment period (*zeitraumbezogen*) under this Section 13. Taxes which are deemed to relate to the Tax assessment period ending on the Effective Date shall be determined as follows:

13.5.1 In case of any Taxes based upon or related to income, sales, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the amount of such Taxes shall be deemed to be the amount that would be assessed if the relevant Tax assessment period ended on the Effective Date (whereby facts and circumstances reducing or increasing the amount of Tax payable that can be exclusively allocated to the time period before or after the Effective Date, under the applicable Tax laws, shall be attributed accordingly while other amounts which cannot be exclusively attributed to the time period before or after the Effective Date, e.g., Tax allowances, shall be split up on the basis of an appropriate allocation key, being generally understood, unless The Parties agree on a more suitable allocation key, as the pro rata portion of the time of the taxable period (*Veranlagungs- bzw. Erhebungszeitraum*) or fiscal year (*Wirtschaftsjahr*) elapsed at the Effective Date). If a Target Company is a subsidiary of a tax group for income Tax purposes, its income shall be apportioned in accordance with the foregoing principles and an amount equal to the amount that would be assessed if the relevant Tax period ended on the Effective Date shall be deemed to be attributed to the tax group parent and be taken into account when calculating the tax group parent's obligations prior to the Effective Date.

13.5.2 In case of Taxes other than Taxes based upon or related to income, sales, transfers, gross receipts, wages, capital expenditures, expenses or any similar Tax base, the amount of such Taxes shall be deemed to be the amount that would be assessed for the entire Tax assessment period multiplied by a fraction, the denominator of which is the number of days of the entire Tax assessment period and the numerator of which is the number of days of the portion of such Tax assessment period ending on (and including) the Effective Date.

13.6 Miscellaneous

13.6.1 The Parties agree that (i) any claims made by or on behalf of the Purchaser towards the Seller, or any payments made by or on behalf of Seller to the Purchaser, respectively under Section 13 shall be deemed a reduction of the Purchase Price and – to the extent permitted by Law – is to be treated as an adjustment of the Purchase Price or, where a payment is made directly to the competent Tax Authority, shall be deemed a reduction of the Purchase Price and – to the extent permitted by Law – is to be treated as an adjustment of the Purchase Price and a capital contribution (*Einlage*) of the Purchaser to the Company, and (ii) any claims made by or on behalf of the Seller towards the

Purchaser, or any payments made by or on behalf of the Purchaser to the Seller, shall be deemed an increase of the Purchase Price and – to the extent permitted by applicable law – is to be treated as an adjustment of the Purchase Price.

13.6.2 Any claim of the Purchaser pursuant to this Section 13 and Section 4.6 shall become time barred and lapse six (6) months after the respective Tax has become unappealable and finally binding *(formell und materiell bestandskräftig)*. In case of amendment notices *(Änderungsbescheide)*, this only applies insofar as the amendment is concerned.

13.6.3 Any limitations and exclusions provided for under this Agreement with regard to the Purchaser Claims or any other claims (in particular the general liability caps under Section 12.3.3 and any other limitations and exclusions under Sections 12.3 through 12.5) shall not apply with respect to any claims of the Purchaser pursuant to this Section 13 except for Section 12.3.3b) which shall apply.

14. Non-Competition; Non-Solicitation

14.1 For a period of two (2) years following the Closing Date, the Seller undertakes not to and undertakes to ensure that none of its affiliates, engage directly or indirectly in any activities within Germany, Hong Kong and Australia (the "**Territory of Business Operations**") in the area of the Business that would result in Competition with any of the Target Companies (the "**Non-Competition Obligation**"). For the purpose of this Section 14.1, "**Competition**" shall mean (i) the formation or the acquisition of and the participation in business entities, which are active within the Territory of Business Operations in the area of the Business, unless the acquisition is for investment purposes of up to five (5) percent of the share capital of such business entities and the Seller is exclude from any influence over the management of such business entities, and (ii) advising and/or representing business entities, which are active within the Territory of Business Operations in the area of the Business.

14.2 For the period of two (2) years following the Closing Date, the Seller undertakes not to and undertakes that none of its affiliates, whether directly or indirectly, solicit or entice (i) an employee away who is currently or was during the past year before the Signing Date employed with any of the Target Companies, or offer or conclude with such employee an employment or consultancy agreement, or (ii) any current customer or supplier of a Target Company (the "**Non-Solicitation Obligation**").

14.3 If the Non-Competition Obligation is breached by the Seller or any of its affiliates, the Seller shall be liable to pay to the Purchaser a contractual penalty *(Vertragsstrafe)* in the amount of EUR 50,000 (in words: fifty thousand Euro) for each breach. In the event of a continuing breach, each calendar month (or part thereof that the breach continues) shall be deemed to be an independent and separate breach. The defence of continuous breaches *(Einrede des Fortsetzungszusammenhangs)* is excluded. The right of the Purchaser to claim damages or to require cessation of the breach shall not be affected by the payment of the contractual penalty. Any contractual penalty incurred shall be credited against any future claims for damages.

14.4 If the Non-Solicitation Obligation is breached by the Seller or any of its affiliates, Section 14.3 shall apply *mutatis mutandis* with the proviso that the contractual

penalty to be paid by the Seller for each breach shall be in the amount of EUR 50,000 (in words: fifty thousand Euro).

15. Specific Indemnities

The Seller hereby undertakes to indemnify and hold harmless any of the Target Companies (or their respective successors) or, at the Purchaser's sole discretion, the Purchaser from and against any direct claims, damages, liabilities, or losses, together with all costs and expenses (including attorneys' and other professional advisor fees and out-of-pocket expenses) arising from or incurred by any of the Target Companies or the Purchaser after the Closing Date as a consequence of or in connection with

15.1.1 any claims of current and former employees of the Target Companies for compensation of overtime relating to the period up to the Closing Date,

15.1.2 any non-compliance of the Target Companies with the German Working Hours Act (*Arbeitszeitgesetz*) relating to the period up to the Closing Date, including administrative fines imposed by the competent labour protection authorities (even if imposed after the Closing Date).

16. Purchaser's Warranties

The Purchaser hereby represents to the Seller in the form of an independent promise of guarantee (*selbständiges Garantieversprechen*) within the meaning of section 311 para. 1 BGB that the statements in Sections 16.1.1 through 16.1.5 (the "**Purchaser's Warranties**") are correct as of the Signing Date and the Closing Date.

16.1 Status of the Purchaser

16.1.1 Corporate Status

The Purchaser is duly incorporated and validly existing under the laws of the United Kingdom.

16.1.2 Due Authorization

The Purchaser has obtained all required approvals of any shareholder, corporate body or committee for the execution of this Agreement and the consummation of the transactions contemplated hereunder and such execution and consummation does not violate any provisions of the articles of association, certificate of incorporation or equivalent constitutional document of the Purchaser.

16.1.3 No Insolvency

No insolvency proceedings (*Insolvenzverfahren*) are being applied for, are pending or have been rejected on account of lack of assets in relation to the Purchaser. The Purchaser is neither unable to pay its debt (*zahlungsunfähig*) nor is over-indebted (*überschuldet*).

16.1.4 No Violation of Law or Orders

(i) The Purchaser requires no approval or consent or waiver from any governmental or other agency or authority other than provided for in this

Agreement to enter into this Agreement and to consummate the Transaction, and (ii) the execution and consummation of this Agreement and the performance of the Transactions do not violate any applicable law or any judicial or governmental order (*gerichtliche oder behördliche Verfügung*) by which the Purchaser is bound, and (iii) there are no proceedings or investigations pending or threatened against the Purchaser or its Affiliates which seek to prevent or materially delay the consummation of the transactions contemplated under this Agreement.

16.1.5 Enforceability

This Agreement has been or will be duly executed on behalf of the Purchaser and the agreement to acquire the Share constitutes a binding obligation of the Purchaser, enforceable against the Purchaser.

16.2 Acquisition for the Purchaser's Own Account

The Purchaser is purchasing the Share on its own account.

16.3 Remedies

16.3.1 In the event of any breach of any of the Purchaser's Warranties under this Section 14, the Purchaser shall put the Seller into the position that it would have been in if the breach of the Purchaser's Warranties had not occurred, or, at the election of the Seller, pay to the Seller the amount of any losses incurred or suffered by the Seller as a result of the breach. The Purchaser shall not be held liable if the breach of the Purchaser's Warranties was actually known by the Seller.

16.3.2 All claims of the Seller arising under this Section 16 shall become time-barred (*verjähren*) thirty-six (36) months after the Closing Date and the Purchaser's aggregate liability for any claim under this Section 16 shall in no event exceed the Purchase Price.

17. Purchaser's Indemnity

The Purchaser will indemnify and hold harmless Seller from and against any direct claims, damages, liabilities, or losses, together with all costs and expenses (including attorneys' and other professional advisor fees and out-of-pocket expenses) arising from or incurred by the Seller after the Closing Date as a consequence of or in connection with any claw-back regarding the repayment or settlement of any shareholder loans asserted (*geltend gemacht*) by the insolvency administrator of a Target Company within twelve (12) months after the Closing Date.

18. Access to Information

18.1 Access to Books and Records

From the Closing Date, the Purchaser will afford to the Seller and its advisors and representatives access, upon reasonable written request and advance notice, to books and records, as well as to other information of the Company and the Target Subsidiaries and their respective representatives, as long as and to the extent reasonably necessary to the Seller in connection with any audit, investigation, dispute, or litigation (including under or in connection with this Agreement). If and to the extent the Seller in this context requires original documents, the Purchaser shall

upon reasonable written request forward such books and records, or cause (*steht dafür ein*) that such books and records be forwarded, at the Seller's expense, to the Seller, and the Seller shall return such books and records after the respective requirement to be in possession of original documents no longer applies.

18.2 Maintenance of Books and Records

From the Closing Date, the Purchaser shall cause (*steht dafür ein*) the Company and the Target Subsidiaries to keep and maintain all books and records relating to any period prior to the Closing Date at least for the retention periods provided for under applicable mandatory law and, in relation to any Relevant Tax Return, any Relevant Tax Matter or any Tax Dispute, at least until the expiration of six (6) months after the expiration of the statute of limitation applicable to the underlying Tax.

19. Power of Attorney

With effect as of the assignment of the Share in accordance with Section 1.2, the Seller hereby authorizes (*bevollmächtigt*) the Purchaser to exercise any and all rights as shareholder of the Company, in particular any voting rights pertaining to the Share.

20. Guarantor's Guarantee

The Guarantor hereby unconditionally and irrevocably guarantees to the Seller by means of an independent guarantee promise (*Garantieversprechen*) the full performance of the obligations of the Purchaser under this Agreement to pay to the Seller the Purchase Price and the Holdback Amount (the "**Guarantee Obligations**"). The Guarantor hereby waives any rights which it may have to require the Seller to first claim payment under the Guarantee Obligations from the Purchaser. The Guarantor shall be liable jointly and severally (*gesamtschuldnerisch*) with the Purchaser as principal debtor as if it had itself entered into the Guarantee Obligations.

21. Confidentiality; Announcements

21.1 Confidentiality

21.1.1 The Parties mutually undertake to keep the contents of this Agreement as well as any information received or obtained about the other Party in connection with the negotiation and implementation of this Agreement secret and confidential vis-à-vis any third party except to the extent that the relevant facts are in the public domain, disclosure is required by law, the Purchaser (or any of its Affiliates) shall disclose the information based on a court order, administrative decision, statute or any applicable law, including financial reporting guidelines, or the disclosure is necessary to protect the legitimate interest of the Purchaser.

21.1.2 In the event that this Agreement is terminated pursuant to Section 9 the Purchaser undertakes to treat as strictly confidential any and all information received from the Seller or its advisors in connection with the Transaction and to return all documents and information otherwise memorialized which it received, together with any copies thereof and to return all documents and information otherwise memorialized which it produced on the basis of the received information, unless such information has entered the public domain without a breach of the confidentiality covenant owed to the Seller. The

Purchaser shall not be entitled to withhold such documents or other information based on any right of retention (*Zurückbehaltungsrecht*).

21.2 Disclosure

Either Party may disclose the contents of this Agreement to its Affiliates and its or its Affiliates' officers and employees, brokers, lenders, insurers or professional advisors who have specifically agreed in writing to be bound by the receiving Party's confidentiality obligations hereunder, unless the recipient is subject to confidentiality obligations with respect to the contents of this Agreement which are equivalent in scope and nature to the confidentiality obligations of the receiving Party hereunder on the basis of their employment or service agreements, enforceable rules of conduct or individual confidentiality undertakings.

21.3 Public Announcements

Without the prior written approval of the respective other Party which shall not be unreasonably withheld, no Party shall make any public announcement regarding this Agreement, unless required by law or stock exchange regulations; moreover the Purchaser (or any of its Affiliates) shall be entitled to disclose the necessary information based on its financial reporting guidelines. At least five (5) Business Days prior to any permitted announcement, the Party wishing to make an announcement shall notify the other Party in writing (email being sufficient) and provide the other Party with the proposed wording and take any requests of the other Party into due consideration.

22. Miscellaneous

22.1 Notices

All notices, requests and other communications under and/or in connection with this Agreement shall be made in writing in the German or English language and delivered by hand, courier, mail or pdf transmitted by email to the person at the addresses set forth below, or such other person or address as may be designated by the respective Party in writing from time to time, provided that (i) receipt of a copy of a notice, request or other communication by a Party's advisors shall not constitute or substitute receipt thereof by the respective Party itself and (ii) any notice, request or other communication shall be properly received by a Party regardless of whether a copy thereof was sent to or received by an advisor of such Party, regardless of whether the delivery of such copy was mandated by this Agreement:

22.1.1 To the Seller

Kantaras Investment Pte. Ltd.
Attn.: Mr Aseng Lai
10 Anson Road #03-05 International Plaza
Singapore
Email: aseng.lai@sritex.co.id

With a copy to

Lupp + Partner Partnerschaft von Rechtsanwälten, Steuerberater und Solicitor mbB
Attn.: Dr. Nis Carstens
Großer Burstah 1

20457 Hamburg
Germany
Email: nis.carstens@lupp-partner.com

22.1.2 To the Purchaser

Lakeland Global Safety, Ltd.
c/o Lakeland Industries, Inc.
Attn.: Roger Shannon
1525 Perimeter Parkway, Suite 325
Huntsville, Alabama 35806
United States
Email: rdshannon@lakeland.com

With a copy to

Maynard Nexsen P.C.
Attn.: Rich Marsden
515 Fountain Row SW
Huntsville, Alabama 35801
United States
Email: rmarsden@maynardnexsen.com

22.1.3 To the Guarantor

Lakeland Industries, Inc.
Attn.: Roger Shannon
1525 Perimeter Parkway, Suite 325
Huntsville, Alabama 35806
United States
Email: rdshannon@lakeland.com

With a copy to

Maynard Nexsen P.C.
Attn.: Rich Marsden
515 Fountain Row SW
Huntsville, Alabama 35801
United States
Email: rmarsden@maynardnexsen.com

22.2 Costs and Expenses

All notarial fees and commercial register costs payable in connection with the execution and consummation of this Agreement, except in connection with the Pre-Closing Reorganization, shall be borne by the Purchaser. All costs and expenses payable in connection with the Pre-Closing Reorganization shall be borne by the Seller. All other costs and expenses incurred by a Party in connection with this Agreement (including the costs of professional advisors) shall be borne by the Party incurring such costs. The Seller shall be responsible for the due payment of the Taxes relating to the Purchase Price.

22.3 Entire Agreement

This Agreement (together with all Annexes and Schedules hereto) contains the entire agreement between the Parties concerning its subject matter and supersedes all prior agreements, oral and written declarations of intent and other legal arrangements (whether binding or non-binding) made by the Parties in respect to all or any part of the subject matter of this Agreement.

22.4 Amendments; Supplements

Any amendments to this Agreement (together with all Annexes and Schedules hereto) (including a waiver of or amendments to this Section) or a waiver of terms and conditions shall be valid and binding upon the Parties only if approved in writing by an authorised representative of each Party, unless applicable mandatory law requires otherwise.

22.5 Assignments

The Purchaser may not assign, delegate or otherwise transfer or dispose over any right or claim it may have under or in connection with this Agreement without the Seller's written consent.

22.6 No Rights of Third Parties

Unless explicitly provided for otherwise in this Agreement, this Agreement shall not grant any rights to, and is not intended to operate for, the benefit of any third parties, including the Company (*kein (echter) Vertrag zugunsten Dritter*).

22.7 Interpretation

22.7.1 Annexes and Schedules

All Annexes and Schedules (including annexes and schedules thereto) to this Agreement including the definitions contained therein constitute an integral part of this Agreement.

22.7.2 Headings

The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the interpretation or construction of this Agreement.

22.7.3 Language

This Agreement is written in the English language (except that Annexes or Schedules may be in the German language in addition to (and not in lieu of the English language). Terms to which a German translation has been added in parentheses and/or italics shall be interpreted exclusively in accordance with such German translation alone disregarding the English term to which such German translation relates.

22.7.4 Legal Terms

Any German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept

shall, in respect of any jurisdiction other than Germany, be deemed to include what most nearly approximates in that jurisdiction to the German legal term and any reference to any German statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

22.7.5 Specific Expressions

Whenever the words "include", "includes" or "including" or "in particular" or similar expressions are used in this Agreement, they shall be deemed to be followed by the words "without limitation". Whenever the words "hereof", "herein", "hereunder", "hereto" or similar expressions are used in this Agreement, they refer to this Agreement as a whole and not to a specific Section of this Agreement. Terms defined in the singular include the plural, and vice versa.

22.7.6 Disclosure

The disclosure of any matter in this Agreement (including all Annexes and Schedules hereto) shall be deemed to be a disclosure for all purposes of this Agreement.

22.8 Governing Law; Arbitration

22.8.1 Governing Law

This Agreement shall be governed by, and construed in accordance with, the substantive laws of Germany, excluding the United Nations Convention on Contracts for the International Sale of Goods (CISG).

22.8.2 Arbitration

Any dispute, controversy or claim arising out of and/or in connection with this Agreement or its validity shall be finally settled by three arbitrators in accordance with the Arbitration Rules of the German Institution of Arbitration e.V. (*DIS*), including the rules applicable to multi-party proceedings (*Mehrparteienverfahren*) and the Supplementary Rules for Expedited Proceedings, as applicable from time to time, without recourse to the ordinary courts of law. The place of arbitration shall be Hamburg. The language of the arbitral proceedings shall be English, provided, however, that written evidence may be submitted in either the English or German language. The Parties may testify as witnesses.

22.8.3 Alternative Venue

In the event that mandatory applicable law requires any matter arising out of and/or in connection with this Agreement and its execution to be decided upon by an ordinary court of law, to the extent legally permissible, the competent courts in Hamburg shall have exclusive jurisdiction.

22.8.4 Agent for Service of Process (*Zustellungsbevollmächtigter*)

The Seller hereby appoints the law firm Lupp + Partner Partnerschaft von Rechtsanwälten, Steuerberater und Solicitor mbB as its agent for service of process for all legal proceedings involving the Seller arising out of or in connection with this Agreement. This appointment shall only terminate upon the appointment of another agent for service domiciled in Germany,

provided that the agent for service of process is a law firm with an office in Germany. The Seller shall promptly after the Signing Date and after the appointment of any new agent for service of process (as the case may be) issue to the agent a written power of attorney and shall furnish the original of such power of attorney to the Purchaser, such original only to be returned when the appointment of the relevant agent for service of process has ended in accordance with this Section 22.8.4.

22.9 Severability

If a provision of this Agreement or a provision later on included in this Agreement be or become null and void as a whole or in part, or should an unintentional gap (*planwidrige Vertragslücke*) in this Agreement become evident, this does not affect the validity of the remaining provisions. The Parties are aware of the Federal Supreme Court's (*Bundesgerichtshof*) case law whereby a severability clause merely reverses the burden of proof. However, it is the express intention of the Parties to maintain the validity of the remaining provisions in all events and thus to exclude the applicability of section 139 BGB as a whole. Instead of the null and void provision, or in order to fill the unintentional gap (*planwidrige Vertragslücke*), such valid and practicable regulation is deemed to be agreed with effect ex *tunc* which in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered the point at the time of conclusion of this Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree. However, in derogation of sentences 1 to 5 of this paragraph, this Agreement is null and void as a whole if it is null and void in relation to individual Parties or if an essential contractual provision is null and void and the partial nullity would change the overall nature of the Agreement.

***

ANNEX 10
SELLER'S WARRANTIES

TABLE OF CONTENTS

INDEX OF DEFINITIONS

Capitalized terms, unless specifically defined in this Annex 10, shall have the same meaning as given to them in the Agreement.

1. Corporate

1.1 Seller-related Guarantees

1.1.1 The Seller is duly organized and validly existing under the laws of Singapore.

1.1.2 This Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against it in accordance with its terms.

1.1.3 The Seller has the requisite power and authority to execute this Agreement and has made all internal filings and received all internal consents required for this power and authority. The Seller has all required governmental authorizations and third party consents necessary to enter into this Agreement and to perform all acts and obligations hereunder.

1.1.4 The execution and performance of this Agreement by the Seller does not result in a breach of any agreement to which the Seller is a party, or any judgement or order of any competent court or authority by which the Seller is bound.

1.1.5 The Seller is neither over-indebted (*überschuldet*) nor illiquid (*zahlungsunfähig*) under the laws of Singapore. No insolvency proceedings or comparable proceedings under the laws of Singapore over the assets of the Seller have been opened or dismissed because of a lack of assets, nor has an insolvency administrator, a preliminary insolvency administrator or a similar officer been appointed with respect to the assets of the Seller.

1.1.6 To the Seller's Knowledge, there are no pending judicial or administrative cases against the Seller which could delay or prevent the Transaction.

1.2 Title to the Shares

1.2.1 Title to the Shares

The Seller is the sole and unrestricted legal and beneficial owner of the Share and is entitled to freely dispose of such Share. The Company is the sole and unrestricted legal and beneficial owner of shares in the Target Subsidiaries. The Share constitutes the entire issued and outstanding share capital of the Company, and the shares in the Target Subsidiaries constitute the entire issued and outstanding share capital of the Target Subsidiaries, respectively. The Share and the shares in the Target Subsidiaries are (i) validly issued, (ii) fully paid up, not repaid, neither openly nor concealed, and not liable for additional contributions (*nicht nachschusspflichtig*), (iii) free and clear of any security interests, liens, pledges, or other encumbrances or third-party rights, whether *in rem* or of a contractual nature, except as disclosed in **Schedule 1.2.1**, and (iv) not subject to any silent participations (*stille Beteiligungen*) or transfer restrictions or pre-emption or similar acquisition rights, except as provided in the Company's or the Target Subsidiaries' articles of association.

1.2.2 No Outstanding Subscriptions; Option Rights

There are no outstanding subscriptions, options, warrants or rights to acquire any shares or interests of the Company or the Target Subsidiaries or any agreements to which the Company or any Target Subsidiary is a party by

which it is bound to issue any new shares or interests and there are no securities or other instruments convertible into shares or equity interests in the Company or any Target Subsidiary.

1.2.3 The Company and the Target Subsidiaries

The Company and the Target Subsidiaries are duly incorporated, validly existing and not dissolved (*aufgelöst*) under the laws of the Federal Republic of Germany, Australia and Hongkong SAR, as applicable. All facts relating to the Company and the Target Subsidiaries that have to be registered with the commercial register of the Company or the Target Subsidiaries are actually registered therein. No applications for registrations in the commercial register of the Company or the Target Companies are pending. The Company and the Target Subsidiaries have no participations or shareholdings in other entities (nor obligations to acquire them) and do not maintain any branch offices outside their respective jurisdiction. Neither the Company nor the Target Subsidiaries have a supervisory board, advisory board, administrative board or any similar corporate body. Neither the Company nor the Target Subsidiaries are bound by any workers' co-determination (*Arbeitnehmermitbestimmung*).

1.2.4 Company Agreements

As of the Closing Date and except as otherwise provided for in this Agreement (in particular, as set out in the Pre-Closing Reorganization Steps Paper), neither the Company nor the Target Subsidiaries are bound by any domination or profit and loss transfer agreement (*Beherrschungs- oder Gewinnabführungsvertrag*) or a similar enterprise agreement according to Sections 291 and 292 of the German Stock Corporation Act (*Aktiengesetz*). Neither the Company nor the Target Subsidiaries are a party to a cash-pool agreement. No silent partnership agreement (*stille Beteiligung*), loan with profit participation (*partiarisches Darlehen*), usufructuary right (*Nießbrauchrecht*), sub-participation, participation right (*Genussrechte*) or similar legal relationship exists, which provides for or grants any participation in profit, turnover or the remaining assets after liquidation of the Company or the Target Subsidiaries.

1.3 No Insolvency

To the Seller's Knowledge, neither the Company nor the Target Subsidiaries are over-indebted (*überschuldet*) or illiquid (*zahlungsunfähig*). No bankruptcy or insolvency or comparable proceedings and no legal proceedings or other enforcement measures (*Zwangsvollstreckungsmaßnahmen*) concerning the Company or the Target Subsidiaries have been opened, dismissed because of a lack of assets or applied for and no circumstances exist which would require or justify an application for an insolvency or comparable proceeding. Neither the Company nor the Target Subsidiaries have ceased or suspended payments (*Zahlungen eingestellt*) or entered into debt settlement arrangements (*Schuldenbereinigungsabkommen*) or similar agreements with creditors. To the Seller's Knowledge, no insolvency proceedings have been threatened to the Company or the Target Subsidiaries to be opened. No insolvency administrator, preliminary insolvency administrator or similar officer has been appointed with respect to the assets of the Company or the Target Subsidiaries.

2. Financial Statements

2.1 Financial Statements 2021

The audited financial statements of the Company for the period from 1 January 2021 to (and including) 31 December 2021, copies of which are attached hereto for information purposes as **Schedule 2.1** (the "**Financial Statements 2021**"), have been prepared by the management of the Company with the due care of a prudent businessman (*mit Sorgfalt eines ordentlichen Kaufmanns*) and, in all material aspects, (i) are consistent with the accounting records (*Buchhaltungsunterlagen*) and the business documents (*Geschäftspapiere*) of the Company and have been prepared in accordance with the applicable rules, in particular the German generally accepted accounting principles and consistent with past accounting practices including the consistent use of any discretionary rights (*Bilanzierungs- und Bewertungswahlrechte*), and (ii) present a true and fair view of the assets and liabilities, financial position and results of operations of the Company in accordance with these requirements (*vermittelt unter Beachtung der Grundsätze ordnungsmäßiger Buchführung und der anwendbaren HGB-Bilanzierungsregeln ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage*) as of 31 December 2021.

2.2 Management Accounts 2022

Schedule 2.2 contains the pro forma accounts for the Company, consisting of a balance sheet and a income statement of the Company for the financial year that ended on 31 December 2022 (the "**Management Accounts 2022**"). The Management Accounts 2022 have been prepared with due care and substantially on the basis of the same principles, bases and conventions, rules and practices as used and applied in preparing the Financial Statements 2021 and do not materially misstate the financial position of the Company on the date of preparation of the Management Accounts 2022 and do not materially misstate the assets and liabilities, financial position and earnings position (including cash flows) of the Company (*geben die Vermögens-, Finanz- und Ertragslage nicht wesentlich fälschlich wieder*) at the time of their preparation.

2.3 Individual Financial Statements 2022

The Seller has provided the Purchaser with copies of the individual financial statements of the Target Subsidiaries for the period from 1 January 2022 to (and including) 31 December 2022 (the "**Individual Financial Statements**"). To the Seller's Knowledge, the Individual Financial Statements have been prepared with the due care of a prudent businessman (*mit Sorgfalt eines ordentlichen Kaufmanns*) in accordance with applicable law and the generally accepted accounting principles applying in the respective jurisdiction and have been prepared consistent with past accounting practices. The Individual Financial Statements have been audited if required by mandatory local law. To the Seller's Knowledge, the Individual Financial Statements that have been audited present a true and fair view on the assets, liabilities, financial conditions and result of operations (*ein den tatsächlichen Verhältnissen entsprechendes Bild der Vermögens-, Finanz- und Ertragslage*) of the Target Subsidiaries for the period ending on 31 December 2022. To the Seller's Knowledge, the Individual Financial Statements that have not been audited (i) are not misleading in any respect, (ii) do not materially overstate the value of the assets nor materially understate the liabilities of the respective Target Subsidiary, and (iii) do

not materially overstate the profits or understate (as the case may be) losses of the respective Target Subsidiary for the financial year 2022.

2.4 No Objective Warranty

None of the statements in this Section 2 of this Annex 10 shall be construed or interpreted as an objective warranty (*objektive (Bilanz-)Garantie*) with respect to the Financial Statements 2021 and the Individual Financial Statements and only the applicable accounting standards shall be relevant to determine whether or not and how any circumstances objectively existing as of the relevant reference date are to be reflected in the relevant financial statement, including as regards the question as to whether and as of which time the subjective knowledge of such circumstances by a relevant person or relevant persons is decisive therefore, provided that the question whose knowledge is relevant shall also solely be determined by the relevant accounting standard.

3. Real Estate

3.1 The Company and Target Subsidiaries do not own any real estate or rights equivalent to real estate (*grundstücksgleiche Rechte, Erbbaurechte etc.*).

3.2 **Schedule 3.2** contains a list of all real estate rented by the Company and the Target Subsidiaries as (sub-)tenant. To the Seller's Knowledge, the leases associated with the rented real-estate are valid, none of the Target Companies has given or received written notice of termination for any of the leases and the Target Companies are not in breach of any obligations under the leases for the leased premises. The Target Companies can conduct their business operations to the extent and in the manner presently conducted on the leased premises listed in Schedule 3.2, no additional business premises and/or operational areas are necessary or required.

4. Intellectual Property Rights

4.1 **Schedule 4.1** contains a list of all intellectual property owned by the Target Companies, including but not limited to patents (*Patente*), utility models (*Gebrauchsmuster*), designs (*Designs*), trademarks (*Marken*) and commercial designations (*geschäftliche Bezeichnungen*), all including respective applications for intellectual property rights, licences to intellectual property rights including any rights deriving from licence agreements, database rights, rights to use, copy and exploit copyrights (*urheberrechtliche Nutzungs-, Vervielfältigungs- und Verwertungsrechte*) and related rights (*verwandte Schutzrechte*) as well as know-how, internet domain names, websites and related content, social media accounts with social media companies and the content found thereon and related thereto ("**Owned Intellectual Property**"). The Target Companies are the legal and, except for proprietary software programs and know-how rights, registered owners of the Owned Intellectual Property. The Owned Intellectual Property is free and clear of any encumbrances.

4.2 All Owned Intellectual Property is legally valid and effective, has been duly maintained, all applicable registration and renewal fees have been paid if and when due. To the Seller's Knowledge, each of the Target Companies has complied with all relevant use requirements (*Benutzungspflichten*) with regard to trademarks. To the Seller's Knowledge, no Owned Intellectual Property is subject to a pending judicial or administrative proceeding in which the validity or the ownership of such Owned Intellectual Property is challenged. To the Seller's Knowledge, neither the Seller nor any Target Company has received in writing, nor in any other way, any notice

disputing the validity of the use of the Owned Intellectual Property by the Target Companies.

4.3 To the Seller's Knowledge, none of the Owned Intellectual Property has been infringed by any third party, and the Owned Intellectual Property does not infringe the Intellectual Property of any third party.

4.4 To the Seller's Knowledge, the Target Companies are the owners or lawful users of all material intellectual property rights necessary for the conduct of their businesses to the extent and in the manner presently conducted. The Target Companies are in possession of all material rights and licenses required for the operation of their present websites.

4.5 To the Seller's Knowledge, the Target Companies are entitled to all material rights to any inventions and work products made in the conduct of their respective businesses. No (present or former) director, officer or employee of any Target Company has any claims against any Target Company with respect to any Intellectual Property Right, except for compensation claims under the German Act on Employee's Inventions (*Arbeitnehmererfindungsgesetz*) or similar laws of other countries.

4.6 To the Seller's Knowledge, neither the execution of this Agreement nor the consummation of the Transaction will, with or without notice or lapse of time or both, result in, or give any other third party the right or option to cause or declare: (i) a loss of, or encumbrance on, any Owned Intellectual Property; (ii) the release, disclosure or delivery of any Owned Intellectual Property by or to any escrow agent or (iii) the right or option to cause or declare a breach of or default under any agreement the Target Companies have entered into as licensee.

4.7 To the Seller's Knowledge, no know-how, trade secret or other confidential information that is material to the business of any Target Company (collectively "**Confidential Business Information**") has been made available to any third party which is not bound by contractual or statutory secrecy obligations. None of the Target Companies' rights to any Confidential Business Information has been challenged in writing by any third party. The Target Companies have taken commercially reasonable measures to protect their Confidential Business Information from unauthorized access to such a standard that it complies with Section 2 no. 1 of the German Trade Secrets Act (*Geschäftsgeheimnisgesetz*).

5. Information Technology

5.1 All of the material computer hardware, computer software, all communication systems and networks and other information technology and/or telecommunication equipment and systems, which are material to continue the Business as conducted on the Signing Date (the "**Information Technology**") are either owned, leased or licensed by the Company or any Target Subsidiary.

5.2 The conduct of the business of the Target Companies as currently conducted is in material compliance with all Open Source Software licenses applicable thereto. "**Open Source Software**" means any software which contains source code distributed as "free software" or "open source software" or otherwise distributed publicly in source code form under terms that permit modification and redistribution of such software.

5.3 In the last twelve (12) months prior to the Signing Date, there were no unplanned disruptions or failures of the Information Technology or data losses with a material impact on the conduct of the Business. To the Seller's Knowledge, the Target Companies have implemented reasonable security standards for the Business to protect their Information Technology against external hacker attacks, virus attacks, malware attacks and similar external inadmissible intrusions.

5.4 In the last eighteen (18) months prior to the Signing Date, to the Seller's Knowledge, the Company and the Target Subsidiaries have complied in all material aspects with data protection laws applicable and material to the Business.

6. Employees

6.1 **Schedule 6.1** contains anonymised lists of the employees and the managing directors of the Company and the Target Subsidiaries (such employees collectively the "**Employees**") specifying position/occupation, date of entry, gross annual remuneration (including all bonuses and similar incentives) and employees with special protection against dismissal identifying the cause in law (e.g., maternity protection, parental leave, severe disability). To the Seller's Knowledge as of the Signing Date, except as disclosed in **Schedule 6.1**, none of the Employees has given notice of termination of his or her employment.

6.2 The Target Companies do not maintain or sponsor (i) any bonus, benefits or incentive plans, nor (ii) any plans, policies or agreements providing for profit-sharing, equity-related rights, severances or retention payments, in each case of (i) and (ii) for the benefit of their current or former employees or managing directors.

6.3 To the Seller's Knowledge, there are no employees of the Target Companies that are falsely designated as self-employed (*scheinselbständig*).

6.4 The Target Companies are not and have since 1 January 2022 not been the subject of: (i) any lawsuits regarding employment matters, except as disclosed in Schedule 8, (ii) any strike or lockout (*Aussperrung*) or industrial action (*Arbeitskampfmaßnahme*) of its employees; or (iii) any lawsuit with any union, governmental entity or relating to labour relations or employment matters of a general nature. There are no pending and not completed reconciliations of interest (*Interessensausgleichsvereinbarungen*) or social plans (*Sozialpläne*).

6.5 No collective bargaining and other collective agreements, irrespective of whether they are generally binding (*allgemeinverbindlich*) or not apply to the entire workforce of any Target Company.

6.6 **Schedule 6.6** contains a list of all works agreements (*Betriebsvereinbarungen*) effective at any of the Target Companies (directly or due to after-effect (*Nachwirkung*)), except for such shop agreements that solely relate to procedural regulations.

6.7 The Target Companies have fulfilled their payment obligations under the employment contracts when due or reserved for adequately. To the Seller's Knowledge, the Target Companies have withheld and paid in full, when due, all social security contributions and wage taxes, including the amounts due to the competent social security for occupational accidents.

6.8 In the last two years, no elections for a works' council have taken place and, to the Seller's Knowledge, there are no current plans to elect a works council in any Target Company.

6.9 Besides statutory payments, no Target Company has committed to pay retirement pensions, disablement pensions, pension for surviving dependants or similar pensions to present or former managing directors or employees (excluding pensions from direct insurances (*Direktversicherungen*)). The Company has not entered into any old-age part-time employment (*Altersteilzeit*) agreements.

6.10 To the Seller's Knowledge, with respect to its Employees, the Target Companies are in all material respects in compliance with applicable laws and the individual employment agreements. To the Seller's Knowledge, all residence and work permits required for the Employees exist, are valid and entitle the holder to the corresponding employment by the Target Companies. The Company has not employed temporary employees (*Leiharbeitnehmer*) within the last five years.

7. Material Agreements

7.1 **Schedule 7.1** contains a complete and correct list of agreements, which have not been performed yet (including unfulfilled accessory obligations (*Nebenpflichten*), conditional or future obligations), which fall into at least one of the following categories (jointly the "**Material Agreements**"), and which have been entered into by the Company or the Target Subsidiaries in written form:

7.1.1 Agreements regarding the acquisition, sale or transfer by way of security, assignment, pledge or other encumbrance of assets – independent of whether or not such assets can be included on the balance sheet – to the extent such assets individually or jointly have a value in a balance sheet of at least EUR 50,000 (in words: Fifty Thousand Euros) to the extent not listed in Annex 2.1.2;

7.1.2 Agreements regarding investments in fixed assets subject to such investments individually or jointly having a volume of EUR 50,000 (in words: Fifty Thousand Euros)or more;

7.1.3 Agreements regarding the acquisition, the formation, the sale or the encumbrance of participations (including silent participations and including the acquisition by a company of its own shares), enterprises, businesses or parts thereof, in full or in essential parts, to the extent not covered in the Pre-Closing Reorganization Steps Paper;

7.1.4 Agreements regarding loans (*Darlehensverträge*), factoring, finance leasing (*Finanzierungsleasingverträge*) or other financing agreements, except for customary deferrals (*Stundungen*), which have been granted in the ordinary course of business, to the extent not listed in Annex 2.1.1 and Annex 2.5.1;

7.1.5 Agreements regarding guarantees (*Garantien*), sureties (*Bürgschaften*), assumptions of debts (*Schuldübernahme, Schuldbeitritt*), indemnifications (*Freistellungserklärungen*), letters of comfort (*Patronatserklärung*) and other provisions of security of any kind issued by the Company or the Target

Subsidiaries or by a third party in order to secure an obligation of the Company or the Target Subsidiaries, to the extent not listed in Annex 2.1.2;

7.1.6 Distributor (*Vertragshändler*) and commercial agent (*Handelsvertreter*) agreements or similar agreements;

7.1.7 Joint venture, consortium, cooperation or similar agreements;

7.1.8 Other agreements or obligations, which (a) provide for the payment of EUR 50,000 (in words: Fifty Thousand Euros)or more annually by the Company or the Target Subsidiaries or (b) exceed a term of three (3) years.

7.2 **Schedule 7.2** contains a list of all contracts of the Target Companies, specifying the parties thereto, that may be terminated by a party upon a change of control.

7.3 To the Seller's Knowledge, all Material Agreements have been entered into at arm's length terms and establish valid, legally binding and enforceable rights of the Target Companies involved. To the Seller's Knowledge, no Material Agreement has been terminated early (i.e., prior to the expiration of the agreed minimum term) by either party. No contract partner to any of the Material Agreements has given written notice of a material breach of a Material Agreement by any of the Target Companies.

7.4 To the Seller's Knowledge, there has been no material incompliance of the Company or any Target Subsidiary with any of the terms of the Material Agreements.

8. Litigation

Except as disclosed in **Schedule 8**, no lawsuit or administrative proceeding, including arbitration proceedings, is pending (*rechtshängig*) or threatened against or by the Company or any Target Subsidiary before any state court, arbitrator or governmental authority or other regulatory body.

9. Insurance

Schedule 9 contains a list of all material insurances held by the Company and the Target Subsidiaries (the "**Insurance Policies**"). All premiums due under the Insurance Policies have been duly paid. To the Seller's Knowledge, the Insurance Policies validly exist, are in full force and effect, and no notice of cancellation or termination of any of the Insurance Policies has been issued or received by the Company or the Target Subsidiaries in writing. The Insurance Policies are sufficient for the Company and the Target Subsidiaries and none of them requires additional insurance to continue to conduct their business operations to the extent and in the manner presently conducted. To the Seller's Knowledge, there are no circumstances that could cast any doubt on the existence of insurance coverage in accordance with the terms and conditions of the Insurance Policies. None of the Insurance Policies will be subject to cancellation because of the signing or Closing of this Agreement.

10. Permits

10.1 To the Seller's Knowledge, the Target Companies have obtained and are operating in compliance with all necessary public law licences, consents, concessions and permits of any kind required for the conduct of their business operations and the operation of their facilities and installations (jointly the "**Permits**").

10.2 All Permits are in full force and effect, and none of the Permits has been entirely or partly terminated, withdrawn, restricted or revoked and to the Seller's Knowledge no information or circumstances exist which might justify the withdrawal, restriction or revocation of a Permit or the imposition of a condition (*belastende Auflage*) by a governmental authority, including as a consequence of the conclusion or implementation of this Agreement.

11. Subsidies

Except as disclosed in **Schedule 11**, since 1 January 2020, the Target Companies have not received any public grants (*Zuschüsse*), research grants (*Forschungszuschüsse*), aids (*Beihilfen*) or other subsidies (*Subventionen*) exceeding EUR 30,000 (in words: Thirty Thousand Euros) in the individual case (the "**Subsidies**"). All Subsidies received by the Target Companies were applied for, received and used, in all material aspects, solely in compliance with the relevant requirements and conditions, the applicable laws and according to all implementation regulations and conditions and do not need to be paid back in part or in full (for the avoidance of doubt: Except as disclosed in Schedule 11) as a result of the execution of this Agreement or the consummation of the Transaction contemplated hereunder.

12. Compliance with Laws

To the Seller's Knowledge, in the last two (2) years prior to the Signing Date, the Company, the Target Subsidiaries and their managing directors have complied in all material aspects with all applicable laws and other regulations, including but not limited to applicable procurement laws (*vergaberechtliche Vorschriften*) (provided that compliance with data protection regulations shall exclusively be governed by Section 5.4 of this Annex 10) to the extent that any non-compliance (or any liability or costs resulting therefrom) would not materially adversely affect the Business. No Target Company has been involved in any incident that could be regarded as offering or granting a bribe (*Bestechung*), taking a bribe (*Bestechlichkeit*), offering or granting an undue advantage (*Vorteilsgewährung*), accepting any undue advantage (*Vorteilsannahme*) or committing a similar offence under foreign laws.

13. Conduct of Business

Since 1 January 2024 the Business has been conducted in the ordinary course in all material aspects and consistent with past practice and no material assets of the Business have been transferred or sold to any third party. In particular, no agreements on brokerage fees, exit bonus agreements with managing directors or employees of the Company or the Target Subsidiaries were concluded which are triggered by the signing or closing of this Agreement.

14. Tax

14.1 The Company has (taking into account any permitted filing deadline extension) timely filed when due, all material Tax returns and all other Tax related declarations, elections, notices and consents required to be filed by it until the Effective Date and such filings were in all material respects correct and complete.

14.2 The Company has paid, when due and enforceable, all Pre-Effective Date Taxes and advance payments of Pre-Effective Date Taxes assessed (*festgesetzt*) against it, or self-assessed (*angemeldet*) by it, and have duly withheld, declared and paid all withholding Taxes to the competent Tax authorities up until the Effective Date.

14.3 To the Seller's Knowledge, the Company has not received any Tax ruling within the meaning of Section 89 of the German General Tax Code (*Abgabenordnung*).

14.4 To the extent required by the relevant Tax law, the Target Companies are registered with the applicable Tax authorities for the purposes of Tax. With the exception of the Company, which is also registered in Poland and Lithuania, the Target Companies are not registered for VAT purposes in any jurisdiction other than in which they have their registered offices.

14.5 The Target Companies have sufficient documentation and records in their possession in order to document the information made in and underlying the Tax Returns and other declarations, elections, notices and consents made vis-à-vis any Tax authority. Such documentation and records also comprise all correspondence with and queries from any Tax authority and accurate details of respective correspondence with the Tax advisors of the Target Companies.

14.6 Except for the ongoing Tax audit (*Betriebsprüfung*) for the years 2018 to 2020, no investigations, Tax audits or other regulatory or judicial proceedings in connection with Taxes of the Target Companies are pending and such investigations or audits have not been announced for the coming three months.

14.7 No Target Company is or has in the past been resident in any country except its respective country of incorporation for Tax purposes, with the exception of the Company, which is also resident in Poland and Lithuania, or is or has been in the past liable to pay Taxes chargeable under the laws of any jurisdiction other than jurisdiction of its residency for Tax purposes.

14.8 To the Seller's Knowledge, no Target Company is or has in the past taken any measures or entered into any agreement or transaction which has given rise to a deemed dividend (*verdeckte Gewinnausschüttung*) and all transactions involving any Target Company and related parties have been performed materially on arm's length terms and conditions (*Fremdvergleichsbedingungen*).

14.9 No Tax authority has agreed to operate any special arrangements, including extra-statutory concessions, vis-à-vis any Target Company. All (written) notices and other (written) communications from a Tax authority (such as Tax rulings and Tax opinions) requiring or permitting any Target Company to deal with its Tax affairs in a particular manner or on a particular basis have been made available in the Data Room Copy Drive and have been complied with by the Target Companies.

14.10 Up to the Signing Date, the Company is not subject to blocking, holding and maintance periods (*Halte- Behaltens- oder Sperrfristen*) or any other similar restriction under applicable Tax laws.

15. Relationship with Carve-Out Subsidiaries

As of the Closing Date and to the extent not covered by the Pre-Closing Reorganization Steps Paper, there exist (i) no agreements between any of the Target Companies and any of the Carve-Out Subsidiaries and (ii) no liabilities by any of the Target Companies vis-à-vis any of the Carve-Out Subsidiaries.

16. Information, Disclosure and Documentation

16.1 All agreements, documents and information provided to the Purchaser or its advisors in connection with the Transaction as a whole correctly reflect as of the Signing Date the legal and factual circumstances of the Target Companies stated therein.

16.2 To the Seller's Knowledge, all facts relating to the Target Companies which a prudent businessperson in the position of the Purchaser would reasonably take into account in evaluating the risks and opportunities involved in connection with the transactions contemplated by this Agreement have been disclosed in writing to the Purchaser.

Table of Schedules to Annex 10

Correction according to § 44a Notarisation Act
in the notarial deed of 2 April 2024, Number 26/2024 of the Register of Deeds

In the list of Schedules of the above-mentioned deed the year stated in Schedule 2.1 (page 8)

Financial Statements **2022**

has been stated incorrectly. The correct year referred to in Schedule 2.1 is:

Financial Statements **2021**.

Frankfurt am Main, 3 April 2024

Dr. Jochen N. Schlotter
Notary

Correction according to § 44a Notarisation Act
in the notarial deed of 2 April 2024, Number 26/2024 of the Register of Deeds

In the Preamble of the above-mentioned deed (page 9) the nominal amount of the share

1,500,**00**.00

has been stated incorrectly. The correct nominal amount of the share is:

1,500,**000**.00.

Frankfurt am Main, 4 April 2024

DR. JOCHEN N. SCHLOTTER NOTAR IN FRANKFURT AM MAIN

Dr. Jochen N. Schlotter
Notary